Exhibit 10.1

AMENDMENT NO. 2 AND WAIVER TO
SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

AMENDMENT NO. 2 AND WAIVER TO SENIOR UNSECURED BRIDGE CREDIT AGREEMENT (this “Amendment”), dated as of October 24,  2016, is entered into by and among AVNET, INC., a New York corporation  (the “Borrower”), BANK OF AMERICA, N.A., as administrative agent (in such capacity,  the “Administrative Agent”), and the Lenders.  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS:

(1) The Borrower, the Administrative Agent and the Lenders from time to time party thereto entered into that certain Senior Unsecured Bridge Credit Agreement, dated as of July 27, 2016 (such Senior Unsecured Bridge Credit Agreement, as amended by that certain Amendment No. 1 to Senior Unsecured Bridge Credit Agreement, dated as of September 13, 2016 and as in effect immediately prior to giving effect to this Amendment, the “Credit Agreement”).

(2) The Borrower has requested that the Lenders approve the amendments and the waiver to the Credit Agreement set forth in this Amendment.

(3) In accordance with Section 10.01 of the Credit Agreement, the Administrative Agent, the Lenders and the Borrower have agreed, subject to the terms and conditions stated below, to amend the Credit Agreement as herein set forth.

SECTION 1.Amendments to Credit Agreement. The Credit Agreement is, effective as of the Amendment No. 2 Effective Date (as defined below), hereby amended  to delete the struck text (indicated textually in the same manner as the following example: struck text) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the text of the Credit Agreement attached as Exhibit A hereto, except that any Schedule, Exhibit or other attachment to the Credit Agreement not amended pursuant to the terms of this Amendment or otherwise included as part of said Exhibit A shall remain in effect without any amendment or other modification thereto.

SECTION 2Waiver.  Effective as of the Amendment No. 2 Effective Date, the Lenders hereby agree, with respect to the termination of the Tranche A-1 Commitments contemplated by the Borrower, to waive the five Business Day notice period required by Section 2.04(a) of the Credit Agreement, such that the Tranche A-1 Commitments are terminated effective as of October 24, 2016.

SECTION 3.Reference to and Effect on the Loan Documents.

(a) On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, as specifically amended by this Amendment, and the other Loan Documents are, and shall continue to be, in full force and effect, and are hereby in all respects ratified and confirmed.

(c) Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any other Loan Document, nor shall it constitute a waiver of any provision of the Credit Agreement or any Loan Document.

(d) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents.  Without limiting the foregoing, any breach of representations and warranties under this Amendment may be a Default or Event of Default under other Loan Documents as provided therein.

SECTION 4.Conditions of Effectiveness.    This Amendment shall become effective as of the first date upon which each of the conditions precedent set forth below in this Section 4 shall be satisfied or waived (such date, the “Amendment No. 2 Effective Date”):

(a) Amendment Documents.  The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified and each in form and substance satisfactory to the Administrative Agent:

i.	counterparts of this Amendment executed by the Lenders and a Responsible Officer of the Borrower, sufficient in number for distribution to the Administrative Agent and the Lenders; and
ii.

a certificate, dated as of the Amendment No. 2 Effective Date, signed by a Responsible Officer of the Borrower certifying (A) that no Default or Event of Default as of the Amendment No. 2 Effective Date has occurred and is continuing and (B) that the representations and warranties of the Borrower contained in Article V of the Credit Agreement and each other Loan Document or in any document furnished under or in connection herewith or therewith are true and correct on and as of the Amendment No. 2 Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) Fees and Expenses.  The Borrower shall have paid any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates required to be paid before the Amendment No. 2 Effective Date.

SECTION 5.Representations and Warranties.    The Borrower hereby represents and warrants, as of the Amendment No. 2 Effective Date, that:

(a)The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and, in the case of performance by the Borrower of the Credit Agreement as amended hereby, will not (A) contravene the terms of any of the Borrower’s Organization Documents; (B) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or to which the Borrower or the properties of the Borrower or any of its Subsidiaries is subject or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (C) violate any Law in any material respect, except, in the case of immediately preceding clauses (B) and (C), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (B)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(b)This Amendment has been duly executed and delivered by the Borrower.  This Amendment and the Credit Agreement as amended hereby constitute a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their terms.

SECTION 6.Execution in Counterparts.    This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Credit Agreement, as amended hereby, constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 7.Governing Law. Jurisdiction. Waiver of Jury Trial. This Amendment shall be governed by, and construed in accordance with,  the law of the  State of New York.  The provisions of Section 10.14(b), (c) and (d) and Section 10.15 of the Credit Agreement are hereby incorporated mutatis mutandis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to Senior Unsecured Bridge Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

AVNET, INC.
a New York corporation

By:	/s/ Kevin Moriarty
Name:	Kevin Moriarty
Title:	Senior Vice President and Chief
Financial Officer

[Signature Page]

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Angela Larkin
	Name:	Angela Larkin
	Title:	Assistant Vice President

[Signature Page]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Vice President

[Signature Page]

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Peter Thauer
	Name:	Peter Thauer
	Title:	Managing Director

[Signature Page]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as Lender

By:	/s/ Matthew Antioco
	Name:	Matthew Antioco
	Title:	Vice President

[Signature Page]

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Winston Lua
	Name:	Winston Lua
	Title:	Director

[Signature Page]

MIZUHO BANK, LTD.,
as Lender

By:	/s/ Daniel Guevara
	Name:	Daniel Guevara
	Title:	Authorized Signatory

[Signature Page]

BNP Paribas,
as Lender

By:	/s/ Charles de Clapiers
Name:	Charles de Clapiers
Title:	Director

By:	/s/ Liz Cheng
Name:	Liz Cheng
Title:	Vice President

[Signature Page]

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Brian Seipke
Name:	Brian Seipke
Title:	Vice President

[Signature Page]

HSBC Bank USA, National Association,
as Lender

By:	/s/ Ilene Hernandez
Name:	Ilene Hernandez
Title:	Assistant Vice President

[Signature Page]

Sumitomo Mitsui Banking Corporation,
as Lender

By:	/s/ Manabu Hirabayashi
Name:	Manabu Hirabayashi
Title:	Managing Director

[Signature Page]

WELLS FARGO BANK, N.A.,
as Lender

By:	/s/ Peter Martinets
Name:	Peter Martinets
Title:	Managing Director

[Signature Page]

PNC Bank National Association,
as Lender

By:	/s/ Brian Prettyman
Name:	Brian Prettyman
Title:	Senior Vice President

[Signature Page]

Conformed Copy through Amendment No. 1 (dated as of September 13, 2016)

EXHIBIT A

AMENDMENTS TO THE SENIOR UNSECURED BRIDGE Credit Agreement

[Attached On Following Pages]

NYDOCS03/1048584.7

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

Dated as of July 27, 2016,

among

AVNET, INC.

as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as
Sole Lead Arranger and Sole Bookrunner

NYDOCS03/1048584.7

Article I.
DEFINITIONS AND ACCOUNTING TERMS
1.01	Defined Terms	1
1.02	Other Interpretive Provisions	32
1.03	Accounting Terms	32
1.04	Exchange Rates; Currency Equivalents	33
1.05	Change of Currency	33
1.06	Times of Day	34
1.07	Rounding	34
Article II.
THE COMMITMENTS AND BORROWINGS
2.01	Loans	34
2.02	Borrowings, Conversions and Continuations of Loans	34
2.03	Prepayments	36
2.04	Termination or Reduction of Commitments	37
2.05	Repayment of Loans	39
2.06	Interest	39
2.07	Fees	40
2.08	Computation of Interest and Fees	41
2.09	Evidence of Debt	41
2.10	Payments Generally; Administrative Agent’s Clawback	41
2.11	Sharing of Payments by Lenders	43
2.12	Defaulting Lenders	44
Article III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01	Taxes	45
3.02	Illegality	50
3.03	Inability to Determine Rates	51
3.04	Increased Costs; Reserves on Tranche A Loans and Eurocurrency Rate Tranche B Loans	52
3.05	Compensation for Losses	53
3.06	Mitigation Obligations; Replacement of Lenders	54
3.07	Survival	55
Article IV.
CONDITIONS PRECEDENT TO BORROWING
4.01	Conditions to Effectiveness	55
4.02	Conditions to Closing	57
4.03	Actions During the Certain Funds Period	59
Article V.
REPRESENTATIONS AND WARRANTIES
5.01	Existence, Qualification and Power; Compliance with Laws	60
5.02	Authorization; No Contravention	61
5.03	Governmental Authorization; Other Consents	61
5.04	Binding Effect	61
5.05	Financial Statements; No Material Adverse Effect	61
5.06	Litigation	62
5.07	No Default	62
5.08	Ownership of Property; Liens	62
5.09	Environmental Compliance	62
5.10	Insurance	63
5.11	Taxes	63

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5.12	ERISA Compliance	63
5.13	Subsidiaries; Equity Interests	64
5.14	Margin Regulations; Investment Company Act	64
5.15	Disclosure	64
5.16	Compliance with Laws	64
5.17	Intellectual Property; Licenses, Etc.	65
5.18	Solvency..	65
5.19	Taxpayer Identification Number; Other Identifying Information	65
5.20	OFAC	65
5.21	Anti-Corruption Laws	65
5.22	EEA Financial Institutions	65
5.23	Target Acquisition Documents	65

Article VI.
AFFIRMATIVE COVENANTS
6.01	Financial Statements	66
6.02	Certificates; Other Information	67
6.03	Notices	68
6.04	Payment of Obligations	69
6.05	Preservation of Existence, Etc.	69
6.06	Maintenance of Properties	70
6.07	Maintenance of Insurance	70
6.08	Compliance with Laws	70
6.09	Books and Records	70
6.10	Inspection Rights	70
6.11	Anti-Corruption and Anti-Terrorism Laws	70
6.12	Scheme and Offer Affirmative Covenants	70
6.13	Effective Date Fees and Expenses.	72
Article VII.
NEGATIVE COVENANTS
7.01	Liens	72
7.02	[Reserved]	74
7.03	Indebtedness	74
7.04	Fundamental Changes	75
7.05	Restricted Payments	75
7.06	Change in Nature of Business	76
7.07	Transactions with Affiliates	76
7.08	Limitation on Restrictions Affecting the Borrower or any Subsidiary	77
7.09	Use of Proceeds	78
7.10	Financial Covenants	78
7.11	Acquisitions	78
7.12	Sanctions	78
7.13	Anti-Corruption and Anti-Terrorism Laws	78
7.14	Maintenance of Government Approvals	79
7.15	Permitted Transactions	79
7.16	Scheme and Offer Negative Covenants	79
Article VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01	Events of Default	80

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8.02	Remedies Upon Event of Default	82
8.03	Application of Funds	83
8.04	Clean-Up Period	83
Article IX.
ADMINISTRATIVE AGENT
9.01	Appointment and Authority	84
9.02	Rights as a Lender	84
9.03	Exculpatory Provisions	84
9.04	Reliance by Administrative Agent	85
9.05	Delegation of Duties	85
9.06	Resignation of Administrative Agent	86
9.07	Non-Reliance on Administrative Agent and Other Lenders	87
9.08	No Other Duties, Etc.	87
9.09	Administrative Agent May File Proofs of Claim	87
Article X.
MISCELLANEOUS
10.01	Amendments, Etc.	88
10.02	Notices; Effectiveness; Electronic Communication	89
10.03	No Waiver; Cumulative Remedies; Enforcement	91
10.04	Expenses; Indemnity; Damage Waiver	92
10.05	Payments Set Aside	94
10.06	Successors and Assigns	94
10.07	Treatment of Certain Information; Confidentiality	98
10.08	Right of Setoff	99
10.09	Interest Rate Limitation	100
10.10	Counterparts; Integration; Effectiveness	100
10.11	Survival of Representations and Warranties	100
10.12	Severability	101
10.13	Replacement of Lenders	101
10.14	Governing Law; Jurisdiction; Etc.	102
10.15	WAIVER OF JURY TRIAL	103
10.16	No Advisory or Fiduciary Responsibility	103
10.17	USA PATRIOT Act Notice	104
10.18	Judgment Currency	104
10.19	Electronic Execution of Assignments and Certain Other Documents	104
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	105

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SCHEDULES

1.01     Existing Subsidiary Indebtedness

2.01Commitments and Applicable Percentages

5.06Litigation

5.13Subsidiaries and Other Equity Investments

7.01Existing Liens

7.03Existing Indebtedness

10.02Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

ALoan Notice

BNote

CCompliance Certificate

D-1Assignment and Assumption

D-2Administrative Questionnaire

E-1Form of Opinion of Covington & Burling LLP

E-2Form of Opinion of Vice President and Corporate Secretary of the Borrower

FForms of U.S. Tax Compliance Certificates

NYDOCS03/1048584.7iv

SENIOR UNSECURED BRIDGE CREDIT AGREEMENT

This SENIOR UNSECURED BRIDGE CREDIT AGREEMENT (“Agreement”) is entered into as of July 27, 2016, among AVNET, INC., a New York corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Borrower will make an announcement under Rule 2.7 (the “2.7 Announcement”) of the City Code on Takeovers and Mergers in the United Kingdom (the “City Code”), announcing its firm intention to make an offer to acquire (the “Target Acquisition”) the entire issued and to be issued share capital of Premier Farnell plc, a public limited company organized under the laws of England and Wales (the “Target”).

WHEREAS, in connection with the Target Acquisition, the Borrower intends to finance the cash consideration and any fees and expenses related to the Target Acquisition with the proceeds of up to £707.0 million and $250.0 million from borrowings under the commitments hereunder.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I. DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including upon the exercise of an option, warrant or convertible or similar type security to acquire such a controlling interest), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person (whether by purchase, merger or otherwise) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Receivables Amount” means, as of any date of determination, the greater of (a) the aggregate net book value of all Excluded Receivables minus $75,000,000, and (b) $0.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

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“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments (or of the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, as applicable) or total Loans (or total Tranche A-1 Loans, Tranche A-2 Loans and/or Tranche B Loans, as applicable) represented by such Lender’s Commitment (or Tranche A-1 Commitment, Tranche A-2 Commitment and/or Tranche B Commitment, as applicable)  or Loan (or Tranche A-1 Loan, Tranche A-2 Loan and/or Tranche B Loan, as applicable)  at such time, subject to adjustment as provided in Section 2.12.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Eurocurrency Rate
		Target Acquisition Closing Date - Day 89	Day 90 - Day 179	Day 180 - Day 269	Day 270 - Maturity Date
1	BBB/Baa2 or better	1.250%	1.500%	1.750%	2.000%
2	BBB-/Baa3	1.500%	1.750%	2.000%	2.250%
3	Crossover Rating	1.750%	2.125%	2.500%	2.875%
4	2 Non-Investment Grade Ratings	2.500%	3.000%	3.500%	4.000%

Pricing Level	Debt Ratings S&P/Moody’s	Base Rate
		Target Acquisition Closing Date - Day 89	Day 90 - Day 179	Day 180 - Day 269	Day 270 - Maturity Date
1	BBB/Baa2 or better	0.250%	0.500%	0.750%	1.000%
2	BBB-/Baa3	0.500%	0.750%	1.000%	1.250%
3	Crossover Rating	0.750%	1.125%	1.500%	1.875%
4	2 Non-Investment Grade Ratings	1.500%	2.000%	2.500%	3.000%

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“Crossover Rating” means, as of any date of determination, one Investment Grade Rating and one Debt Rating that is not an Investment Grade Rating.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 4 being the lowest); (b) if the Borrower has only one Debt Rating, the Pricing Level of such Debt Level shall apply; and (c) if the Borrower does not have any Debt Rating, Pricing Level 4 shall apply.

“Investment Grade Rating” means, as of any date of determination, the Debt Rating of BBB- or better from S&P and the Debt Rating of Baa3 or better from Moody’s.

“Non-Investment Grade Rating” means, as of any date of determination, a Debt Rating that is not an Investment Grade Rating.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings in effect on the  Closing Date or the Tranche B Closing Date, as applicable, each of which shall be specified in the certificate delivered pursuant to Section 4.02(I)(d) or Section 4.02(III)(c)(D), as applicable.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” means any non-ordinary course sale, transfer or other disposition of assets or series of related non-ordinary course sales, transfers or other dispositions by the Borrower or any of its Material Subsidiaries other than any sale, transfer or disposition (i) by the Borrower to any of its Subsidiaries or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower, (ii) of accounts receivable under any Permitted Securitization Facility and (iii) of worn-out or obsolete assets.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by

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Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date:

(a)in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(b)in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease; and

(c)in respect of any asset securitization transaction of any Person, (i) the actual amount of any unrecovered investment of purchasers or transferees of assets so transferred, plus (ii) in the case of any other recourse, repurchase, or debt obligation described in clause (a) of the definition of “Off-Balance Sheet Liabilities,” the capitalized amount of such obligation that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such sale or transfer or assets were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended June 29, 2015, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

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“Base Rate Tranche B Loan” means a Tranche B Loan that bears interest based on the Base Rate.  For the avoidance of doubt, Tranche A Loans shall only bear interest based on the Eurocurrency Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and in New York and:

(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Tranche B Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Tranche B Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Tranche B Loan, means any London Banking Day;

(b)if such day relates to any interest rate settings as to a Tranche A Loan, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank market for Sterling.

“Cash Confirmation Advisor” means Merrill Lynch International.

“Certain Funds Conditions” means each of the following:

(a) the Effective Date has occurred;
(b) no Certain Funds Default is continuing or would result from the making of any Borrowing;
(c) it is not unlawful for the Borrower to perform any of its material obligations under this Agreement; and
(d) it is not unlawful under the laws of England and Wales, New York or U.S. Federal laws for any Lender to make a Loan.

“Certain Funds Covenant” means, in each case, solely in relation to the Borrower (and excluding the Target and its Subsidiaries and excluding any covenant or procurement obligation with respect to the Target and its Subsidiaries), the covenants set forth in Sections 6.05(a),  6.12(a),  6.12(b),  6.12(c),  6.12(e) (with respect to delivery of any material Offer Documents or material Scheme Documents only, as applicable), Sections  7.01 (solely to the extent of Liens voluntarily created by the Borrower), 7.03,  7.04,  7.05,  7.06(b) (other than with respect to 7.06(b)(i), to the extent that such breaches, taken as a whole, would not reasonably be expected to materially and

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adversely affect the Borrower’s ability to consummate the Target Acquisition), 7.09(b),  7.11 (other than in respect of the Target Acquisition) and 7.16 (other than clause (c) thereof).

“Certain Funds Default” means any continuing Event of Default, in each case relating to the Borrower (and excluding the Target and its Subsidiaries and excluding any Event of Default or procurement obligation with respect to the Target and its Subsidiaries), arising under Sections 8.01(a)(i),  8.01(a)(ii),  8.01(b),  8.01(c) (in the case of clauses (b) and (c) of Section 8.01, in relation to a Certain Funds Covenant only), 8.01(d) (in relation to a Certain Funds Representation only), 8.01(f),  8.01(g) and 8.01(j) (in the case of the Borrower contesting the validity or enforceability of a Loan Document, denying its obligations or liabilities thereunder, or purporting to revoke, terminate or rescind a Loan Document in circumstances that would otherwise be a breach of Section 8.01(j), only to the extent that such action is unambiguous and made in writing).

“Certain Funds Period” means the period from and including the Effective Date and ending on the earliest of:

(a) 11:59 p.m. (London time) on the date falling 7 calendar months after the date of this Agreement;

(b) if the Target Acquisition is to be effected by way of an Offer, the earliest of (i) the date which falls 14 days after the Offer has closed for acceptances or, if the Offer has closed in circumstances where Target is entitled or obliged to conduct a Squeeze-out Procedure such longer period as is necessary to complete such Squeeze-out Procedure, (ii) the date on which the Offer lapses or is withdrawn or terminated or the bid has lapsed, in each case, in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of any such lapse, withdrawal or termination), or (iii) the date on which the Target becomes a direct or indirect wholly-owned subsidiary of the Borrower and the Borrower has paid for all the shares in the Target beneficially owned by it; and

(c) if the Target Acquisition is to be effected by a Scheme, the earliest of (i) the first Business Day falling 14 days after the Scheme Effective Date, (ii) the date on which the Scheme lapses or is withdrawn or terminated, in each case, in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of any such lapse, withdrawal or termination), (iii) at a court approved meeting of the Scheme Shareholders (which is not adjourned or postponed), the Scheme is not approved in accordance with the Companies Act by the requisite majority of the Scheme Shareholders (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such event),  (iv) a court of competent jurisdiction refuses (in its final judgment) to sanction the Scheme (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such event) or (v) the date on which the Target becomes a direct or indirect wholly-owned subsidiary of the Borrower and the Borrower has paid for all the shares in the Target beneficially owned by it.

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“Certain Funds Representations” means, solely with respect to statements made in relation to the Borrower (and, for the avoidance of doubt, excluding the Target and its Subsidiaries and excluding any representation or procurement obligation with respect to the Target and its Subsidiaries), the representations and warranties set forth in (1) Sections 5.01(a),  5.01(b), (2) the first sentence of Section 5.02, (3) Sections 5.03,  5.04,  5.14 (insofar as it relates to a Tranche A Loan), 5.20 and 5.21(a) and (4) clause (x) of Section 5.21(b) (but only to the extent as it relates to compliance with respect to the use of proceeds of the Loans with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above

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constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“City Code” has the meaning specified in the recitals.

“Clean-Up Period” has the meaning specified in Section 8.04.

“Closing Date” means the date after the Effective Date and on or prior to the end of the Certain Funds Period on which all of the applicable conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and all or a portion of the Loans are made to the Borrower; provided,  however, that the Tranche B Closing Date shall not constitute a Closing Date.

“Code” means the Internal Revenue Code of 1986.

“Commitments” means, collectively, the Tranche A Commitments and the Tranche B Commitments.

“Companies Act” means the Companies Act of 2006 of the United Kingdom, as amended.

“Companies House” means the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following (to the extent deducted in calculating such Consolidated Net Income, without duplication):  (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations and (v) other non-cash or nonrecurring expenses of the Borrower and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Borrower or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 350), reducing such Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including such Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements

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or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than, and without expanding this clause (c), commercial letters of credit and bankers’ acceptances incurred to support commercial or lease transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such direct obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Borrower or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) consolidated interest expense determined in accordance with GAAP and (b) all implicit interest in connection with Synthetic Lease Obligations and other Off-Balance Sheet Liabilities minus (c) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in the foregoing clause (a).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders’ Equity minus Intangible Assets on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

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“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Notice” means a written notice by the Borrower to the Administrative Agent that the Borrower intends to switch the Target Acquisition from a Scheme to an Offer (or vice versa).

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication):  (a) the amount of any cash and fair market value of property (excluding capital stock, warrants or options to acquire capital stock of the Borrower and the unpaid principal amount of any debt instrument) given as consideration, (b) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed, acquired or repaid by the Borrower or any Subsidiary in connection with such Acquisition, (c) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP, (d) all amounts paid in respect of covenants not to compete or consulting agreements that should be recorded on financial statements of the Borrower and its Subsidiaries in accordance with GAAP, (e) the aggregate fair market value of all other consideration given by the Borrower or any Subsidiary in connection with such Acquisition, and (f) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Crossover Rating” has the meaning specified in the definition of Applicable Rate.

“Debt Issuance” means the issuance or incurrence of Indebtedness referred to in clause (a)  of the definition thereof by the Borrower or any of its Subsidiaries (other than equity-linked securities of the Borrower that are accorded any level of equity treatment by each of S&P and Moody’s), including, for the avoidance of doubt, any issuance or incurrence of Indebtedness referred to in clause (a) of the definition thereof in connection with or to finance the Transactions (or refinance any such Indebtedness) whether or not issued and deposited in an escrow account, but excluding (i) Excluded Debt, (ii) the Loans and (iii) any trade, vendor, or customer-related financing in the ordinary course of business.

“Debt Rating” has the meaning specified in the definition of Applicable Rate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means (a) when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus 2% per annum; provided, however, that with respect to a Tranche A Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) applicable to such Tranche A Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action;  provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

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“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Sterling, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Sterling.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 4.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) subject to such consents, if any, as may be required under Section 10.06(b)(iii).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting and any hypothetical, synthetic or direct or indirect equivalent thereof, and whether or not such shares, warrants, options, rights or other interests, or any hypothetical, synthetic or direct or indirect equivalent thereof, are outstanding on any date of determination.

“Equity Issuance” means the issuance of Equity Interests of the Borrower or any of its Subsidiaries to any Person following the Effective Date, other than (i) by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower and (ii) pursuant to any employee equity compensation plan, employee benefit plan, stock option or stock purchase plan, management equity plans, or other similar benefit plans or compensation arrangements or accommodations for current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stockholders of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

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“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means  with respect to any Borrowing:

(a)denominated in Dollars or Sterling, for any Interest Period with respect to a Tranche A Loan or a Eurocurrency Tranche B Loan, as applicable, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period and

(b)for any rate calculation with respect to a Base Rate Tranche B Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided,  further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement

“Eurocurrency Rate Tranche B Loan” means a Tranche B Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Debt” means (i) intercompany Indebtedness between or among the Borrower and any of its Subsidiaries, (ii) credit extensions under the Existing Credit Agreement and the Existing Securitization Facility, (iii) (x) credit extensions under any Indebtedness of any Subsidiary of the Borrower arising from cash pooling and related overdraft arrangements in the ordinary course of business  and (y) credit extensions under any Indebtedness of any Subsidiary of the Borrower set forth on Schedule 1.01 (for the avoidance of doubt, excluding debt securities and syndicated credit facilities) and any refinancing, renewal, refunding, extension or replacement thereof (in each case, except to the extent constituting Indebtedness of the Borrower (other than a Guarantee by the Borrower) and excluding debt securities and syndicated credit facilities) in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced funded amount thereof plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith plus (without duplication) an amount equal to any commitment unutilized thereunder and (iv) other Indebtedness (other than debt securities and syndicated credit facilities) not included in clauses (i),  (ii) and (iii) above in an outstanding aggregate principal amount not to exceed $150,000,000; provided,  further, in no event shall any

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Indebtedness (other than credit extensions pursuant to immediately preceding clause (ii)) which gives effect (whether in whole or in part) to the refinancing, renewal, refunding, extension or replacement of the Borrower’s existing 6.625% Notes due 2016 constitute “Excluded Debt”.

“Excluded Receivables” means, as of any date of determination, all accounts receivable referred to in Item 1 of Schedule 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii),  (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 9, 2014 among the Borrower, certain subsidiaries of the Borrower, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, the L/C Issuer and the Swing Line Lender.

“Existing Securitization Facility” means the account receivable securitization pursuant to the second amended and restated receivables purchase agreement dated as of August 26, 2010, as amended, among Avnet Receivables Corporation, the Borrower as servicer, the financial institutions party thereto as purchasers, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA) as agent for the purchasers, as amended, restated, supplemented or otherwise modified from time to time, including any extensions, renewals, replacements and refinancings thereof; provided, that each such agreement (as amended, restated, supplemented or otherwise modified from time to time) or extension, renewal, replacement or refinancing, as the case may be, satisfies the requirements set forth in clause (b) of the definition of Permitted Securitization Facility.

“Existing Target Notes” means (i) the 5.2% Dollar Guaranteed Senior Notes payable 2017, (ii) the 4.4% Dollar Guaranteed Senior Notes payable 2018, (iii) the 4.8% Dollar Guaranteed Senior Notes payable 2021 and (iv) the 4.0% Dollar Guaranteed Senior Notes payable 2024.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not

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materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter dated as of the date hereof, between the Borrower and the Arranger, as amended, modified, restated or otherwise supplemented from time to time.

“Financing Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the borrowings of Loans by the Borrower.

“Foreign Lender” means any Lender that is not a U.S. Person.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to

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government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMT” has the meaning set forth in the definition of “Sanction(s)”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit and bankers’ acceptances incurred to support commercial transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business);

(c)net obligations of such Person under any Swap Contract;

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(d)all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Borrower or such Subsidiary has in respect thereof,  unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease, Synthetic Lease Obligation or other Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Notwithstanding the foregoing, for purposes of this Agreement, the term Indebtedness shall not include any liability of the Borrower or a Subsidiary under any deferred compensation plan or similar arrangement covering employees or members of the board of directors of the Borrower.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

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“Inter-Company Indebtedness” has the meaning specified in Section 7.03(j).

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Tranche B Loan, the last day of each Interest Period applicable to such Loan and the relevant Maturity Date; provided, however, that if any Interest Period for any Tranche A Loan or any Eurocurrency Tranche B Loan, as applicable, exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Tranche B Loan, the last Business Day of each March, June, September and December and the Tranche B Maturity Date.

“Interest Period” means, as to each Tranche A Loan and each Eurocurrency Rate Tranche B Loan, the period commencing on the date such Loan is disbursed or converted to (solely in the case of Eurocurrency Rate Tranche B Loans), or continued and ending (a) in the case of any Eurocurrency Rate Tranche B Loan, on the date one, two, three or six months thereafter or (if the Administrative Agent determines that such Interest Period is available) seven or fourteen days thereafter or (b) as to any Tranche A Loan, on the date one, two, or three months thereafter, in each case subject to availability and as selected by the Borrower in its Loan Notice; provided that:

(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)no Interest Period shall extend beyond the relevant Maturity Date.

“Investment Grade Rating” has the meaning specified in the definition of Applicable Rate.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including ERISA and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

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“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note and the Fee Letter.

“Loan Notice” means a notice of (a) a Borrowing or (b) a conversion (solely in the case of any Tranche B Loan) or continuation of Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Loans” means collectively, the Tranche A Loans and the Tranche B Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Borrower; (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents; (c) a material adverse effect upon the rights or remedies of the Administrative Agent or any Lender under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document.

“Material Subsidiary” means, at any time, any Subsidiary which had total revenues in the four fiscal quarter period most recently ended in excess of 5% of the total revenues of the Borrower and its Subsidiaries on a consolidated basis.

“Maturity Date” means the Tranche A-1 Maturity Date, the Tranche A-2 Maturity Date or the Tranche B Maturity Date, as applicable; provided,  however, that if such date is not a Business Day, the applicable Maturity Date shall be the immediately preceding Business Day.

“Minimum Acceptance Level” means receipt of valid acceptances (which have not been withdrawn) in respect of shares in the Target such that following acquisition of such shares,

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the Borrower will hold not less than 75% (or such lesser percentage (but in no event less than 50.1%) as elected by the Borrower after, to the extent necessary, consultation with the Panel) of each class of shares in the Target on a fully diluted basis.

“MNPI Information” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the proceeds actually received by the Borrower or any of its Subsidiaries in the form of cash or cash equivalents (it being understood that cash equivalents will not include Equity Interests) from any Debt Issuance, Equity Issuance or Asset Sale or, in the case of any Recovery Event, any insurance proceeds or condemnation awards in respect of such Recovery Event, in each case net of (i) brokers’, investment bankers’ and advisors’ (including legal, accountants, consultants and financial advisors) fees and other discounts, commissions, placement fees and other fees, costs and expenses incurred in connection with any such transaction (provided that, for purposes of calculating the Net Cash Proceeds from any Debt Issuance issued and deposited into an escrow account, the Net Cash Proceeds shall be net of a reasonable amount of fees, costs and expenses estimated in good faith by the Borrower to be deducted from the proceeds deposited into such escrow account upon release from escrow) and (ii) in the case of any Asset Sale or Recovery Event, (A) amounts required to be applied to the repayment of any Indebtedness (or other obligations) secured by a Lien on an asset which is the subject of such Asset Sale or Recovery Event, (B) Taxes paid or reasonably estimated to be payable as a result thereof, (C) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable as a result thereof (provided that, upon any termination of such reserves, all such amounts not paid out in connection therewith shall be deemed to be “Net Cash Proceeds” of such Asset Sale), (D) proceeds of any Asset Sale or Recovery Event by Foreign Subsidiaries to the extent the repatriation of such proceeds to the United States is prohibited or delayed by applicable local law or would in the reasonable judgment of the Borrower have a materially adverse tax consequence (provided that upon the cessation of such delay, the proceeds subject to such delay shall be deemed to be “Net Cash Proceeds” of such Asset Sale or Recovery Event), and (E) the amount of any short-term liabilities directly associated with such asset and retained by the Borrower or any of its Subsidiaries; provided that no proceeds of an Asset Sale or Recovery Event shall constitute Net Cash Proceeds except to the extent in excess of $100,000,000 in the aggregate for all Asset Sales and Recovery Events. Any such proceeds received by a Subsidiary that is not wholly owned shall only be “Net Cash Proceeds” to the extent that the Borrower may cause such proceeds to be distributed to it or to a wholly owned Subsidiary under applicable law and subject to any contractual restriction binding on or affecting such Subsidiary.

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“Non-Investment Grade Rating” has the meaning specified in the definition of Applicable Rate.

“Non-Material Subsidiary” means any Subsidiary which is not a Material Subsidiary.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by the Borrower to effect the Target Acquisition (as that offer may be amended, added to, revised, renewed or waived in a manner permitted by this Agreement).

“Offer Documents” means any offer document sent by the Borrower to the shareholders of the Target in respect of the Offer (along with any revision to the Offer) or any document to reflect a change from a Scheme to an Offer and any other document designated as such by the Borrower and the Arranger.

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the City Code, a firm intention to make the Offer, which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 4.01(c).

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP:  (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility), the unrecovered investment of purchasers or transferees of assets so transferred and the principal amount of any recourse, repurchase or debt obligations incurred in connection therewith; and (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in Sterling, the rate of interest per annum at which overnight deposits in Sterling, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable London interbank market for Sterling to major banks in such interbank market.

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(e).

“PATRIOT Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor entity performing similar functions with respect to ERISA.

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“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that is permitted by the terms of Section 7.11.

“Permitted Business” means any type of business in which the Borrower and its Subsidiaries were engaged on the Target Acquisition Closing Date and any business reasonably related or incidental thereto.

“Permitted Securitization Facilities” means, collectively, (a) the Existing Securitization Facility and (b) any other account receivable securitization facility so long as the Indebtedness thereunder and other payment obligations with respect thereto are nonrecourse to the Borrower and its Subsidiaries (other than any Special Purpose Finance Subsidiary), other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so transferred; provided, that (i) the aggregate outstanding Attributable Indebtedness under the Existing Securitization Facility and any other account receivable securitization facilities described in clause (b) plus (ii) the Adjusted Receivables Amount, shall not at any time exceed the greater of (x) $800,000,000, and (y) 35% of the aggregate net book value of all accounts receivable of the Borrower and its Subsidiaries (including those accounts receivable subject to the Existing Securitization Facility or any other account receivable securitization facilities described in clause (b)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for U.S.-based employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Press Release” means (in relation to the Offer), the Offer Press Release or (in relation to the Scheme), the Scheme Press Release.

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“Public Lender” has the meaning specified in Section 6.02.

“Qualifying Term Loan Facility” means a term loan facility (whether the borrower thereunder is the Borrower or a Subsidiary of the Borrower), the proceeds of which will be applied to pay a portion of the cash consideration payable in connection with the Target Acquisition, Transaction Costs and/or to refinance the Loans made hereunder and which is subject to conditions precedent to funding and limitations on assignments prior to the Closing Date (collectively, the “certain funds conditionality provisions”) that are no less favorable (subject to the immediately succeeding proviso) to the Borrower or the borrower under such Qualifying Term Loan Facility than the conditions precedent to the funding of the Loans and the limitations on assignments prior to the Closing Date set forth herein, as reasonably determined by the Borrower (provided that it is understood and agreed that the certain funds conditionality provisions shall be permitted to be modified to be expanded to also include the Borrower to the extent it is a parent guarantor thereunder, as well as the borrower(s) under such term loan facility, and any other guarantor (if any) thereunder).

“Rate Determination Date” means two (2) Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Receiving Agent” means the receiving agent appointed in accordance with the Receiving Agent’s Letter.

“Receiving Agent’s Letter” means the letter appointing the Receiving Agent in respect of the Offer.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.

“Recovery Event” means (i) any damage to, destruction of, or other casualty or loss involving any property or asset or (ii) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any relinquishing of title or use of or relating to, or any similar event in respect of, any property or asset, in each case of the Borrower or any of its Subsidiaries.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived under applicable Law.

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“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or Lenders holding in the aggregate more than 50% of the aggregate Outstanding Amount of all Loans, as applicable; provided that the Commitment of, and the portion of the Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01 and the certificate required by Section 4.01(c), the secretary or any assistant secretary of the Borrower and, solely for the purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Tranche A Loan, each of the following:  (a) the date of a Borrowing of a Tranche A Loan, (b) each date of a continuation of a Tranche A Loan pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Sterling, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Sterling.

“Sanction(s)” means any economic, financial, trade or similar sanctions or embargoes administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act proposed by the Target to the Scheme Shareholders in connection with the acquisition by the Borrower of the Target Shares as contemplated by the Scheme Circular (as such

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Scheme may be amended, added to, revised, renewed or waived in a manner permitted by this Agreement).

“Scheme Circular” means the circular to the Scheme Shareholders to be issued by or on behalf of the Target setting out the proposals for the Scheme stating the recommendation with respect to the Target Acquisition and the relevant Scheme to the Scheme Shareholders by the board of directors of the Target which is consistent in all material respects with the Scheme Press Release and convening a court approved meeting of the Scheme Shareholders in order to seek their approval of the Scheme.

“Scheme Documents” means the Scheme Press Release, the Scheme Resolution and the Scheme Circular and any other document designated as a Scheme Document by the Borrower and the Administrative Agent.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release” means the press release announcing the terms of the Scheme in compliance with Rule 2.7 of the City Code, which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 4.01(c).

“Scheme Resolution” means the resolution referred to and in the form set out in the Scheme Circular.

“Scheme Shareholders” means all the holders of the Scheme Shares.

“Scheme Shares” means the shares in the Target subject to the Scheme being all of the Target Shares.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such

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Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Finance Subsidiary” means any Subsidiary of the Borrower created solely for the purposes of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Borrower and its Subsidiaries pursuant to a Permitted Securitization Facility.

“Specified Transaction Agreement Representations” means such of the representations and warranties made by the Target and its Subsidiaries in the Target Acquisition Documents as are material to the interests of the Lenders, but only to the extent the Borrower (or any of its Subsidiaries or Affiliates) has, or would have, the right not to consummate the Offer or Scheme, as the case may be, or otherwise not to consummate the Target Acquisition, or the Borrower (or any of its Subsidiaries or Affiliates) has, or would have, the right to terminate its obligations to consummate the Offer or Scheme, as the case may be, or otherwise not consummate the Target Acquisition as a result of a breach of such representations and warranties in the Target Acquisition Documents.

“Specified Representations” means those representations and warranties set forth in Sections 5.01 (solely as to the Borrower), 5.02,  5.03,  5.04,  5.14,  5.18,  5.20, 5.21(a) and 5.21(b).

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Squeeze-Out Procedures” means any step or transaction arising as a result or part of the implementation or completion of the procedures contained in sections 979-982 of the Companies Act pursuant to which the Borrower may acquire any remaining Target Shares.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, or (b) the accounts of which are consolidated with those of the Borrower in its consolidated financial

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statements.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the recitals.

“Target Acquisition” has the meaning set forth in the recitals.

“Target Acquisition Closing Date” means the date on which the cash consideration for the Target Acquisition is paid by the trustee to the existing shareholders of the Target.

“Target Acquisition Documents” means the Offer Documents or the Scheme Documents, as the case may be.

“Target Debt Refinancing” means refinancing, repayment, redemption, defeasance or other discharge of the Existing Target Notes, the release and extinguishment of any liens and security interests securing such obligations and the release and extinguishment of any guarantees in respect of such obligations.

“Target Shares” means any or all of the shares in the capital of the Target.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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“Tranche A Commitment” means, collectively, the Tranche A-1 Commitments and the Tranche A-2 Commitments.

“Tranche A Lenders” means, collectively, the Tranche A-1 Lenders and the Tranche A-2 Lenders.

“Tranche A Loans” means, collectively, the Tranche A-1 Loans and the Tranche A-2 Loans.

“Tranche A-1 Commitment” means, as to each Tranche A-1 Lender, its obligation to make Tranche A-1 Loans to the Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A-1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.  The aggregate amount of Tranche A-1 Commitments as of the Effective Date is £557,000,000.

“Tranche A-1 Lender” means each Lender identified as such on Schedule 2.01 or pursuant to the Assignment and Assumption of a Tranche A-1 Commitment or a Tranche A-1 Loan pursuant to which such Lender becomes a party hereto.

“Tranche A-1 Loan” has the meaning set forth in Section 2.01(a).

“Tranche A-1 Maturity Date” means the date that is 364 calendar days after the Closing Date; provided,  however, that, if such date is not a Business Day, the Tranche A-1 Maturity Date shall be the immediately preceding Business Day.

“Tranche A-2 Commitment” means, as to each Tranche A-2 Lender, its obligation to make Tranche A-2 Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A-2 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A-2 Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.  The aggregate amount of Tranche A-2 Commitments as of the Effective Date is £150,000,000.

“Tranche A-2 Lender” means each Lender identified as such on Schedule 2.01 or pursuant to the Assignment and Assumption of a Tranche A-2 Commitment or a Tranche A-2 Loan pursuant to which such Lender becomes a party hereto.

“Tranche A-2 Loan” has the meaning set forth in Section 2.01(b).

“Tranche A-2 Maturity Date” means the date that is 90 calendar days after the Closing Date; provided,  however, that, if such date is not a Business Day, the Tranche A-2 Maturity Date shall be the immediately preceding Business Day.

“Tranche B Availability Period” means the period from but excluding the Target Acquisition Closing Date and ending on December 5, 2016.

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“Tranche B Closing Date” means the date after the Target Acquisition Closing Date and on or prior to the end of the Tranche B Availability Period on which all of the conditions precedent in Section 4.02(III) are satisfied or waived in accordance with Section 10.01 and the Tranche B Loans are made to the Borrower.

“Tranche B Commitment” means, as to each Tranche B Lender, its obligation to make Tranche B Loans to the Borrower pursuant to Section 2.01(c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche B Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche B Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement.  The aggregate amount of Tranche B Commitments as of the Effective Date is $250,000,000.

“Tranche B Lender” means each Lender identified as such on Schedule 2.01 or pursuant to the Assignment and Assumption of a Tranche B Commitment or a Tranche B Loan pursuant to which such Lender becomes a party hereto.

“Tranche B Loan” has the meaning set forth in Section 2.01(c).

“Tranche B Maturity Date” means the date that is 364 calendar days after the Target Acquisition Closing Date;  provided,  however, that if such date is not a Business Day, the Tranche B Maturity Date shall be the immediately preceding Business Day.

“Transaction Costs”  means fees (including the fees payable under the Loan Documents and the Fee Letter) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties, in any such case payable by or incurred by or on behalf of the Borrower or any of its Affiliates in connection with the Transactions and the Target Acquisition and the other transactions contemplated by this Agreement and the 2.7 Announcement, including, without limitation, the preparation of, negotiation of and entry into this Agreement, the other Loan Documents, the Fee Letter,  the 2.7 Announcement and the Target Acquisition Documents.

“Transactions” means, collectively, (i) the Financing Transactions, (ii) the Target Acquisition and the consummation of the other transactions contemplated by the 2.7 Announcement, the Target Acquisition Documents, the Loan Documents, the Fee Letter and any other agreements related to the foregoing, (iii) the refinancing of any Indebtedness of the Target, (iv) the consummation of any other transactions contemplated by any of the foregoing and (v) the payment of any Transaction Costs in connection with the foregoing.

“Type” means, with respect to a Tranche B Loan, its character as a Base Rate Tranche B Loan or a Eurocurrency Rate Tranche B Loan.

“Unencumbered Cash and Cash Equivalents” means cash or cash equivalents owned by Borrower and its Subsidiaries on a consolidated basis (excluding assets of any retirement plan) which (a) are not the subject of any Lien, and (b) may be converted to cash within thirty (30) days.

“United States” and “U.S.” mean the United States of America.

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“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

3.01 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
3.02 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other

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financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP.    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Basis.  For purposes of computing the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, such ratios (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to each Acquisition consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Acquisition had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP.

3.03 Exchange Rates; Currency Equivalents.   The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Sterling.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(a) The Administrative Agent does not warrant, nor accepts responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any action or determination related to the rate in the definition of “Eurocurrency Rate” or with respect

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to any comparable or successor rate thereto in the absence of the Administrative Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

3.04 Change of Currency.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

3.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

3.06 Rounding.  Any financial ratios required to be maintained by the Borrower and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Article II. THE COMMITMENTS AND BORROWINGS

2.01 Loans.   (a) Subject to the terms and conditions set forth herein, each Tranche A-1 Lender severally agrees to make loans (each such loan, a “Tranche A-1 Loan”) to the Borrower during the Certain Funds Period in Sterling in a single drawing on the Closing Date in an aggregate amount not to exceed the amount of such Tranche A-1 Lender’s Tranche A-1 Commitment. Tranche A-1 Loans may not be reborrowed once repaid or prepaid.

(b) Subject to the terms and conditions set forth herein, each Tranche A-2 Lender severally agrees to make loans (each such loan, a “Tranche A-2 Loan”) to the Borrower during the Certain Funds Period in Sterling in a single drawing on the Closing Date in an aggregate amount not to exceed the amount of such Tranche A-2 Lender’s Tranche A-2 Commitment. Tranche A-2 Loans may not be reborrowed once repaid or prepaid.

(c) Subject to the terms and conditions set forth herein, each Tranche B Lender severally agrees to make loans (each such loan, a “Tranche B Loan”) to the Borrower either (x) during the Certain Funds Period in Dollars in a single drawing on the Closing Date or (y) during the Tranche B Availability Period in Dollars in a single drawing on the Tranche B Closing Date, in the case of each of clause (x) and (y), in an aggregate amount not to exceed the amount of such Tranche B Lender’s Tranche B Commitment. Tranche B Loans may not be reborrowed once repaid or prepaid.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Tranche B Loans from one Type to the other, and each continuation of Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed no later than two hours thereafter by delivery to the Administrative Agent of a Loan Notice.  Each such Loan Notice must be received by the

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Administrative Agent not later than 8:00 a.m. with respect to the Borrowing of (i) Tranche A Loans and Eurocurrency Rate Tranche B Loans on the Closing Date or the Tranche B Closing Date, as applicable, three Business Days prior to the Closing Date or the Tranche B Closing Date, as applicable and (ii) of Base Rate Tranche B Loans, on the Closing Date or the Tranche B Closing Date, as applicable. Each such Loan Notice must be received by the Administrative Agent not later than 8:00 a.m. three Business Days prior to the requested date of conversion of any Tranche B Loans from one Type to the other or of any continuation of any Tranche A Loan or any Eurocurrency Rate Tranche B Loan.  Each conversion of Tranche B Loans from one Type to the other and each continuation of Tranche A Loans and Eurocurrency Rate Tranche B Loans shall be in a principal amount of £5,000,000 or $5,000,000, as applicable, or a whole multiple of £1,000,000 or $1,000,000, as applicable, in excess thereof.  Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Tranche B Loans from one Type to the other or a continuation of Tranche A Loans or Eurocurrency Rate Tranche B Loans, (ii) the requested date of the Borrowing (which shall be the Closing Date or the Tranche B Closing Date, as applicable), conversion or continuation, as the case may be (which in each case shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Tranche B Loans to be Borrowed or to which existing Tranche B Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency (i.e., whether Sterling or Dollars, as the case may be) of the Loans to be borrowed.  If the Borrower fails to specify a Type of Tranche B Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion of Tranche B Loans, then the applicable Tranche B Loans shall be made as, or converted to, Base Rate Tranche B Loans.  If the Borrower fails to give a timely notice requesting a continuation of a Tranche A Loan or a Eurocurrency Rate Tranche B Loan, then the applicable Loans shall be continued as Loans with an Interest Period of one month. Any automatic conversion to Base Rate Tranche B Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Tranche B Loans.  If the Borrower requests a Borrowing, conversion of Tranche B Loans from one Type to the other or continuation of Tranche A Loans or Eurocurrency Rate Tranche B Loans, but fails to specify an Interest Period in any Loan Notice, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Tranche B Loans or continuation of Tranche A Loans or Eurocurrency Rate Tranche B Loans, in each case as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds  not later than 10:00 a.m. on the Closing Date or the Tranche B Closing Date, as applicable.   Upon satisfaction of the conditions set forth in Section 4.02(I) (in the case of Tranche A Loans), Section 4.02(I) and (II) (in the case of Tranche B Loans to be made on the Closing Date, if any) or Section 4.02(III) (in the case of Tranche B Loans to be made on the Tranche B Closing Date, if any), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

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(c) Except as otherwise provided herein, a Tranche A Loan or a Eurocurrency Rate Tranche B Loan may be continued or converted (in the case of Eurocurrency Rate Tranche B Loans) only on the last day of an Interest Period for such Loan.  During the existence of a Default or an Event of Default, no Tranche B Loans may be converted to or continued as Eurocurrency Rate Tranche B Loans and no Tranche A Loans may be continued, in each case without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Tranche A Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Tranche A Loans and Eurocurrency Rate Tranche B Loans upon determination of such interest rate.  At any time that Base Rate Tranche B Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Tranche B Loans from one Type to the other, and all continuations of Tranche A Loans and Eurocurrency Rate Tranche B Loans, there shall not be more than three Interest Periods in effect with respect to Loans.

2.03 Prepayments.      The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans (whether Tranche A-1 Loans, Tranche A-2 Loans or Tranche B Loans) in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. (A) three Business Days prior to any date of prepayment of Tranche A Loans and Eurocurrency Rate Tranche B Loans and (B) on the date of prepayment of Base Rate Tranche B Loans and (ii) any prepayment shall be in a principal amount of £5,000,000 or $5,000,000, as applicable, or a whole multiple of £1,000,000 or $1,000,000, as applicable, in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment, the tranche(s) to be prepaid (i.e., whether Tranche A-1 Loans, Tranche A-2 Loans and/or Tranche B Loans) and, if applicable, the Type(s) of Tranche B Loans to be prepaid and, if Tranche A Loans or Eurocurrency Rate Tranche B Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage (or other applicable share as provided herein) of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Tranche A Loan or a Eurocurrency Rate Tranche B Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.12,  each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) Upon receipt by the Borrower or any of its Subsidiaries, after the earlier of the Closing Date or the Tranche B Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or Recovery Event, the Borrower shall promptly (and in any event within two Business Days) notify the Administrative Agent thereof in writing and within five Business Days of such receipt, prepay the Loans (including any accrued interest) in an amount equal to 100% of such Net Cash Proceeds.  All prepayments pursuant to this clause (b) with Net

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Cash Proceeds from Asset Sales, Debt Issuances, Equity Issuances and Recovery Events shall be applied (x) if such Net Cash Proceeds are denominated in currencies other than Dollars (it being understood that the Administrative Agent shall convert such Net Cash Proceeds into Sterling or Dollars, as applicable, at the Spot Rate in effect on each date of receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries), first, to the Tranche A-1 Loans of the Lenders in accordance with their respective Applicable Percentages until Tranche A-1 Loans have been paid in full, second, to the Tranche A-2 Loans of the Lenders in accordance with their respective Applicable Percentages until the Tranche A-2 Loans have been paid in full and third, to the Tranche B Loans, if any, of the Lenders in accordance with their respective Applicable Percentages and (y) if such Net Cash Proceeds are denominated in Dollars, first, to the Tranche B Loans, if any, of the Lenders in accordance with their respective Applicable Percentages until the Tranche B Loans have been paid in full, second, to the Tranche A-1 Loans of the Lenders in accordance with their respective Applicable Percentages until the Tranche A-1 have been paid in full and third, to the Tranche A-2 Loans of the Lenders in accordance with their respective Applicable Percentages; provided that in the case of immediately preceding clause (y), after the Tranche B Loans have been paid in full, the Administrative Agent shall convert any remaining Net Cash Proceeds into Sterling at the Spot Rate in effect on the date of receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries; provided,  further that in the case of each of immediately preceding clauses (x) and (y), the Borrower or any of its Subsidiaries may reinvest all or any portion of such Net Cash Proceeds from a Recovery Event in assets useful to the business of the Borrower or any Subsidiary; provided,  in addition, that such reinvestment is consummated within 12 months of the date of receipt of such Net Cash Proceeds, or in the event such reinvestment is committed to in writing by the Borrower or such Subsidiary within such 12-month period, such Net Cash Proceeds are used to consummate the reinvestment within 18 months of receipt thereof.

2.04 Termination or Reduction of Commitments.  (a) The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, terminate the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, or from time to time permanently reduce the Aggregate Commitments and/or permanently reduce the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments;  provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of £5,000,000 or $5,000,000, as applicable, or any whole multiple of £1,000,000 or $1,000,000, as applicable, in excess thereof.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments and/or the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, as the case may be.  Any reduction of the Aggregate Commitments (and/or the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, as the case may be) shall be applied to the Commitment of each Lender according to its Applicable Percentage of the Aggregate Commitments (and/or the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, as the case may be).  All fees accrued until the effective date of any termination of the Aggregate Commitments (and/or the Tranche A-1 Commitments, the Tranche A-2 Commitments and/or the Tranche B Commitments, as the case may be) shall be paid on the effective date of such termination.

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(b) Unless previously terminated, the Tranche A-1 Commitment and the Tranche A-2 Commitment of each Lender shall automatically terminate in full at 5:00 p.m. (New York City time) on the earlier of (i) the termination of the Certain Funds Period and (ii) the Closing Date (after giving effect to the Borrowings on such date).  Unless previously terminated, the Tranche B Commitment of each Lender shall automatically terminate in full at 5:00 p.m. (New York City time) on the earliest of (i) the end of the Tranche B Availability Period, (ii) the Closing Date (after giving effect to the Borrowings on such date, if the Tranche B Loans are made to the Borrower on such date) and (iii) the Tranche B Closing Date (after giving effect to the Borrowings on such date, if the Tranche B Loans are made to the Borrower on such date).

(c) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Effective Date but prior to the Closing Date (or, in the case of the Tranche B Commitments, the Tranche B Closing Date, if applicable), of Net Cash Proceeds arising from any Asset Sale, Debt Issuance or any Equity Issuance, the Aggregate Commitments shall be reduced no later than the Business Day following the receipt of such Net Cash Proceeds in an amount equal to 100% of such Net Cash Proceeds.  Any reduction of the Aggregate Commitments pursuant to this clause (c) shall be applied (i) if such Net Cash Proceeds are denominated in currencies other than Dollars (it being understood that the Administrative Agent shall convert such Net Cash Proceeds into Sterling or Dollars, as applicable, at the Spot Rate in effect on the date of receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries) first, to the Tranche A-1 Commitments of the Lenders in accordance with their respective Applicable Percentages until Tranche A-1 Commitments have been reduced to zero, second, to the Tranche A-2 Commitments of the Lenders in accordance with their respective Applicable Percentages until the Tranche A-2 Commitments have been reduced to zero and third, to the Tranche B Commitments of the Lenders in accordance with their respective Applicable Percentages and (y) if such Net Cash Proceeds are denominated in Dollars, first, to the Tranche B Commitments of the Lenders in accordance with their respective Applicable Percentages until the Tranche B Commitments have been reduced to zero, second, to the Tranche A-1 Commitments of the Lenders in accordance with their respective Applicable Percentages until the Tranche A-1 Commitments have been reduced to zero and third, to the Tranche A-2 Commitments of the Lenders in accordance with their respective Applicable Percentages; provided that in the case of immediately preceding clause (y), after the Tranche B Commitments have been reduced to zero, the Administrative Agent shall  convert such excess Net Cash Proceeds into Sterling at the Spot Rate in effect on the date of receipt of such Net Cash Proceeds by the Borrower or any of its Subsidiaries. At the Borrower’s option, so long as the Tranche A-1 Commitments and the Tranche B Commitments have been reduced to zero, the Borrower may retain the Net Cash Proceeds of any Debt Issuance arising from issuance of senior unsecured notes to the extent used promptly (and, in all events, within 5 Business Days) to refinance (on a dollar-for-dollar basis) the Borrower’s existing 6.63% Notes due 2016.

(d) The Borrower shall promptly notify the Administrative Agent of receipt of such Net Cash Proceeds, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(e) In the event and on each occasion that the Borrower or any of its Subsidiaries enters into any term loan facility, the Commitments shall be automatically and permanently reduced ratably in an amount equal to 100% of the committed amount under such term loan facility (or, if less, by an amount equal to the aggregate amount of the Commitments then in effect), such

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reduction to be effective upon the effectiveness of the definitive documentation for such term loan facility and receipt by (x) the Administrative Agent of a notice from the Borrower that such term loan facility constitutes a Qualifying Term Loan Facility and (y) the Administrative Agent and the Cash Confirmation Advisor of evidence, in form and substance reasonably satisfactory to the Administrative Agent and the Cash Confirmation Advisor that the Borrower will have sufficient resources available to it following such reduction of the Commitments to complete the Target Acquisition (which may include, but is not limited to, the written consent of the Cash Confirmation Advisor prior to the date of such reduction). Such reduction shall be applied to the Tranche A-1 Commitments, and, if no Tranche A-1 Commitments are outstanding at such time, the Tranche B Commitments and, if no Tranche A-1 Commitments and no Tranche B Commitments are outstanding at such time, Tranche A-2 Commitments, in each case in accordance with the Lenders’ respective Applicable Percentages.

2.05 Repayment of Loans. The Borrower shall repay to the Tranche A-1 Lenders on the Tranche A-1 Maturity Date the aggregate principal amount of Tranche A-1 Loans outstanding on such date.

(a) The Borrower shall repay to the Tranche A-2 Lenders on the Tranche A-2 Maturity Date the aggregate principal amount of Tranche A-2 Loans outstanding on such date.
(b) The Borrower shall repay to the Lenders on the Tranche B Maturity Date the aggregate principal amount of Tranche B Loans outstanding on such date.

2.06 Interest.     Subject to the provisions of subsection (b) below,  each Tranche A Loan and each Eurocurrency Rate Tranche B Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate and each Base Rate Tranche B Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Tranche B Loans.

(a)   If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws  (provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, such amount(s) shall automatically bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, without further act of the Administrative Agent or any Lender).

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(ii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws  (provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, such principal amount of all outstanding Obligations shall automatically bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, without further act of the Administrative Agent or any Lender).

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Duration Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender holding Tranche A-1 Loans and Tranche B Loans, a duration fee in Sterling (in the case of Tranche A-1 Loans) and Dollars (in the case of Tranche B Loans) on each date set forth below in an amount equal to the applicable percentage set forth opposite such date of the principal amount of the Tranche A-1 Loans and Tranche B Loans owed to such Lender and outstanding on such date (such duration fee to be earned and payable in full on such applicable date):

Date	Percentage
90 days after the Target Acquisition Closing Date	2 Investment Grade Ratings	Crossover Rating	2 Non-Investment Grade Ratings
	0.50%	0.50%	0.50%
180 days after the Target Acquisition Closing Date	0.75%	0.75%	1.00%
270 days after the Target Acquisition Closing Date	1.00%	1.25%	1.50%

(b) Ticking Interest.    The Borrower shall pay to the Administrative Agent for the account of each Lender ticking interest (the “Ticking Interest”) at a rate per annum equal to 0.20% (provided that such rate shall be 0.30% at any time there are two Non-Investment Grade Ratings).  The Ticking Interest shall accrue on the Tranche A-1 Commitments and the Tranche A-2 Commitments beginning on August 27, 2016 until the earlier of (x) the Closing Date and (y) the termination of the Commitments.  Accrued Ticking Interest on the Tranche A-1 Commitments and the Tranche A-2 Commitments shall be due and payable on the earlier of (x) the Closing Date and

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(y) the termination of the Tranche A-1 and Tranche A-2 Commitments.  The Ticking Interest shall accrue on the Tranche B Commitments beginning on August 27, 2016 until the earliest of (x) the Closing Date if the Tranche B Loans are made to the Borrower on such date, (y) the Tranche B Closing Date if the Tranche B Loans are made to the Borrower on such date and (z) the termination of the Tranche B Commitments.  Accrued Ticking Interest on the Tranche B Commitments shall be due and payable on the earliest of (x) the Closing Date if the Tranche B Loans are made to the Borrower on such date, (y) the Tranche B Closing Date if the Tranche B Loans are made to the Borrower on such date and (z) the termination of the Tranche B Commitments.

(c) Other Fees.  The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts or for the account of the Lenders, as applicable, fees in the amounts and currencies and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees.  All computations of interest for Base Rate Tranche B Loan (including Base Rate Tranche B Loans determined by reference to the Eurocurrency Rate) and Tranche A Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt.  The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.       General.   All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the

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Administrative Agent’s Office in Dollars or Sterling, as applicable, and in Same Day Funds not later than 11:00 a.m. on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in Sterling, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Sterling payment amount.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(a)    Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date or the Tranche B Closing Date, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing to be made on the Closing Date or the Tranche B Closing Date, as applicable, the Administrative Agent may assume that such Lender has made such share available on the Closing Date or the Tranche B Closing Date, as applicable, in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Tranche B Loans.   If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of a Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i) Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and

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including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(b) Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to a Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c) Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(d) Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

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The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender or is replaced pursuant to Section 10.13, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the applicable conditions precedent set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii) Certain Fees.  If any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Ticking Interest shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.07(b).

(b) Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided,  further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Article III. TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or the Borrower, then the Administrative Agent or the Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

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(iii) If the Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower shall, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (y) the Administrative Agent and the Borrower, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan

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Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01,  the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, shall deliver such other documentation prescribed by applicable law or the taxing authority of a jurisdiction pursuant to such applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

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(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or Form W-8BEN-E, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

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(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(iv) The Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(v) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it

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shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurocurrency Rate (whether denominated in Dollars or Sterling), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Sterling in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Tranche A Loans or Eurocurrency Rate Tranche B Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Tranche B Loans, to convert Base Rate Tranche B Loans to Eurocurrency Rate Tranche B Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Tranche B Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Tranche B Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of

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the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and in the case of Eurocurrency Rate Tranche B Loans, convert all such Eurocurrency Rate Tranche B Loans of such Lender to Base Rate Tranche B Loans (the interest rate on which Base Rate Tranche B Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Tranche A Loans or Eurocurrency Rate Tranche B Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Tranche A Loans or Eurocurrency Rate Tranche B Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.   Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates.  If in connection with any request for a Tranche A Loan or a Eurocurrency Rate Tranche B Loan, continuation thereof or a conversion of a Eurocurrency Tranche B Loan (a) the Administrative Agent determines that deposits (whether in Dollars or in Sterling) are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Tranche A Loan or Eurocurrency Rate Tranche B Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Tranche A Loan or a Eurocurrency Rate Tranche B Loan or in connection with an existing or proposed Base Rate Tranche B Loan, or (c) the Administrative Agent or the Required Lenders determine that, for any reason, the Eurocurrency Rate for any requested Interest Period with respect to a proposed Tranche A Loan or a Eurocurrency Rate Tranche B Loan does not adequately and fairly reflect the cost to such Lenders of funding such Tranche A Loan or Eurocurrency Rate Tranche B Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Tranche A Loans and Eurocurrency Rate Tranche B Loans in the affected currency or currencies shall be suspended (to the extent of the affected Tranche A Loans or Eurocurrency Rate Tranche B Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, or continuation of Tranche A Loans or Eurocurrency Rate Tranche B Loans or conversion to Eurocurrency Rate Tranche B Loans, in each case in the affected currency or currencies (to the extent of the affected Tranche A Loans or Eurocurrency Rate Tranche B Loans or Interest Periods), or, failing that, will be deemed to have converted such request in respect of Eurocurrency Rate Tranche B Loans into a request for a Borrowing of Base Rate Tranche B Loans in the amount specified therein.

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Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for any loans subject to clauses (a),  (b) or (c) above (any “Impacted Loans”), in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04 Increased Costs; Reserves on Tranche A Loans and Eurocurrency Rate Tranche B Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Tranche A Loans or Eurocurrency Rate Tranche B Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay  to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such

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Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement.  A certificate (which shall include calculations in reasonable detail) of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (which notice shall contain an explanation of the computation of the requested compensation) shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests.   Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements.  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required, as a result of a Change in Law, to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Tranche A Loan or Eurocurrency Rate Tranche B Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required, as a result of a Change in Law, to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Tranche A Loans or the Eurocurrency Rate Tranche B Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined reasonably by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender, and an explanation of the computation thereof.  If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 10 Business Days from receipt of such notice and explanation.

3.05 Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

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(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Tranche B Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any conversion, payment or prepayment to the extent such Lender, pursuant to Section 3.03, has required the Borrower to make such conversion, payment or prepayment before the end of the applicable Interest Period with respect to such Loan);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow,  continue or convert any Loan other than a Base Rate Tranche B Loan on the date or in the amount notified by the Borrower;

(c) any failure by the Borrower to make payment of any Loan (or interest due thereon) on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Tranche A Loan or a Eurocurrency Rate Tranche B Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract but excluding any loss of anticipated profits.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Tranche A Loan or Eurocurrency Rate Tranche B Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Tranche A Loan or Eurocurrency Rate Tranche B Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office.  Each Lender may make a Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b) Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

Article IV. CONDITIONS PRECEDENT TO BORROWING

4.01 Conditions to Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.01:

(a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) opinions of Covington & Burling LLP, counsel to the Borrower, and of the Vice President and Corporate Secretary of the Borrower, each addressed to the Administrative Agent and each Lender, in substantially the forms of Exhibits E-1 and E-2, respectively;

(v) a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the

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Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that no Default or Event of Default as of the Effective Date has occurred and is continuing, (B) that the representations and warranties of the Borrower contained in Article V and each other Loan Document or in any document furnished under or in connection herewith or therewith are true and correct on and as of the Effective Date,  except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (D) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (E) the current Debt Rating;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and
(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) The Administrative Agent and the Lenders shall have received from the Borrower all documentation and other information requested by the Administrative Agent or any Lender at least 3 Business Days prior to the Effective Date that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(c) The Administrative Agent shall have received the proposed Offer Press Release or Scheme Press Release, as applicable, in each case dated as of or about the date hereof, certified by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower, the Lenders and the Cash Confirmation Advisor of the occurrence of the Effective Date and such notice shall be conclusive and binding absent manifest error.  Other than to the extent that the Required Lenders notify the Administrative Agent in writing to the contrary before the Administrative Agent gives the notification described in the immediately preceding sentence, the Lenders hereby authorize (but do not require) the Administrative Agent to give that notification.  The Administrative Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.  Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have

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received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to Closing.

(I) The obligation of each Lender to make a Loan on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) the Effective Date shall have occurred and the Certain Funds Period shall not have ended;
(b) the Administrative Agent shall have received a Loan Notice in accordance with Section 2.02;

(c) the Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting Notes, which shall be originals or telecopies (followed promptly by originals), each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date;

(d) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying the current Debt Ratings;

(e) (x) any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates required to be paid on or before the Closing Date shall have been paid (which amounts the Borrower hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Loans) and (y) the Borrower shall have paid all reasonable and documented fees, expenses and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent, to the extent invoiced prior to or on the Closing Date (which amounts the Borrower hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Loans)  (provided that the Borrower shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04);  provided further that, in each of preceding clauses (x) and (y), to the extent that the Administrative Agent has been irrevocably and unconditionally authorized by the Borrower to net or otherwise deduct all such fees, expenses and disbursements from the proceeds of the Loans hereunder on the Closing Date, then, once immediately preceding clause (b) has been satisfied (but only to the extent that such Loan Notice requests the borrowing of all Tranche A Commitments on the Closing Date), this clause (e) shall be deemed satisfied only for the purpose of this Section 4.02 (it being understood and agreed that this proviso shall not limit or otherwise satisfy the obligation of the Borrower (or other applicable Person) to pay such fees, expenses and disbursements, to the extent any of such fees, expenses and disbursements are not actually paid on the Closing Date);

(f) a certificate by a Responsible Officer of the Borrower (x) confirming and certifying that the Certain Funds Conditions other than the condition set forth in clause (d) of the definition of Certain Funds Conditions shall have been, or substantially concurrently with the Closing Date, shall be, satisfied or waived in accordance with the terms of this Agreement and (y) certifying that on the Closing Date, the Borrower is, and the Borrower and its Subsidiaries on a consolidated basis

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are, Solvent, both before and after giving effect to the Loans and the disbursements of the proceeds thereof on such date and the consummation of the Transactions;

(g) in the case of an Offer, the Offer Unconditional Date shall have occurred and the Administrative Agent shall have received copies of the following documents, in each case certified by a Responsible Officer of the Borrower: (i) the Offer Press Release, (ii) the Offer Document (which shall be consistent in all material respects with the Offer Press Release), (iii) the Receiving Agent’s Letter, (iv) a certificate from the Receiving Agent issued in accordance with Note 7 on Rule 10 of the City Code and indicating (x) the total issued share capital of the Target, (y) the number of Target Shares held by the Borrower prior to the commencement of the Offer and (z) the number of Target Shares purchased by the Borrower pursuant to the Offer, and the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower confirming that (1) the Certain Funds Conditions have been complied with, (2) the Minimum Acceptance Level has been achieved, (3) all conditions to closing specified in the Offer Documents (other than the payment for the consideration for the Target Shares) have been satisfied or waived in accordance with Section 7.15 and (4) if the Borrower has purchased any Target Shares other than pursuant to the Offer, the details of such purchases; and

(h) in the case of a Scheme, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme as required by Part 26 of the Companies Act, (ii) the confirmation-of-delivery of the court order to Companies House (or a copy of the cover letter from the Target’s solicitors delivering the court order to Companies House), (iii) the Scheme Press Release, (iv) the Scheme Circular (which shall be consistent in all material respects with the Scheme Press Release) and (v) the Scheme Resolution referred to and in the form set out in the Scheme Circular passed at the meetings of the shareholders of the Target required to be held to sanction the Scheme under Part 26 of the Companies Act; and the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower confirming that all conditions to the Scheme (other than the payment for the consideration for the Target Shares) have been satisfied or waived in accordance with Section 7.15.

(II)The obligation of each Lender to make a Tranche B Loan on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the conditions set forth in immediately preceding clause (I) of this Section 4.02 and the following additional conditions:

(a)the Specified Target Acquisition Representations shall be true and correct to the extent that the Borrower (or any of its Subsidiaries or Affiliates) has, or would have, the right not to consummate the Offer or the Scheme, as the case may be,  or otherwise not to consummate the Target Acquisition, or the Borrower (or any of its Subsidiaries or Affiliates) has, or would have, the right to terminate its obligations to consummate Offer or the Scheme, as the case may be, or otherwise have the right to terminate its obligations to consummate the Target Acquisition as a result of a breach of such representations and warranties in the Target Acquisition Documents, and the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect or similar);

(b) since June 29, 2015, there has not occurred any change, development, circumstance, event, occurrence or effect (each an “Effect”) that, when considered either

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individually or in the aggregate together with all other Effects, has, directly or indirectly,  caused or otherwise given rise to a Material Adverse Effect;

(c)  the Administrative Agent shall have received a Loan Notice in accordance with Section 2.02 with respect to such Tranche B Loan;

(d)the Administrative Agent and the Lenders shall have received from the Borrower all documentation and other information requested by the Administrative Agent or any Lender at least 3 Business Days prior to the Closing Date that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(III)The obligation of each Lender to make a Tranche B Loan on the Tranche B Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) the Administrative Agent shall have received a Loan Notice in accordance with Section 2.02;

(b) the Administrative Agent shall have received Notes executed by the Borrower in favor of each Lender requesting Notes, which shall be originals or telecopies (followed promptly by originals), each properly executed by a Responsible Officer of the Borrower, each dated the Tranche B Closing Date;

(c) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying (A) that no  Event of Default as of the Tranche B Closing Date has occurred and is continuing, (B) that the Specified Representations shall be true and correct in all material respects (or in all respects if qualified by materiality or material adverse effect or similar), (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and  (D)  the current Debt Ratings; and

(d) (x) any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates required to be paid on or before the Tranche B Closing Date shall have been paid (which amounts the Borrower hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Tranche B Loans) and (y) the Borrower shall have paid all reasonable and documented fees, expenses and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent, to the extent invoiced prior to or on the Tranche B Closing Date (which amounts the Borrower hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Tranche B Loans)  (provided that the Borrower shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04).

4.03 Actions During the Certain Funds Period.  During the Certain Funds Period (unless (x) the conditions precedent set forth in clause (I) of Section 4.02 have not been satisfied or waived in which case no Lender is obliged to honor any Loan Notice or (y) the conditions precedent set

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forth in clause (II) of Section 4.02 have not been satisfied or waived in which case no Lender is obliged to honor any Loan Notice in respect to Tranche B Commitments) and notwithstanding any provision of any Loan Document to the contrary, no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) rescind, cancel or terminate its Tranche A Commitments hereunder (subject to any Commitment reductions made pursuant to Section 2.04);

(b) rescind, exercise any right, power or discretion to terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Borrowing under the Tranche A Commitments;

(c) refuse to participate in the making of a Borrowing under the Tranche A Commitments (including, without limitation, by virtue of operation of Section 3.03);

(d) exercise any right of set-off or counterclaim or similar rights or remedy which it may exercise in respect of a Borrowing under the Tranche A Commitments to the extent to do so would prevent or limit the making of a Borrowing under the Tranche A Commitments;

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Borrowing under the Tranche A Commitments or exercise any enforcement or other rights under any Loan Document; or

(f) take any other action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Borrowing under the Tranche A Commitments;

provided that immediately upon expiry of the Certain Funds Period, all rights, remedies and entitlements shall be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

Article V. REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders as of the Effective Date, the Closing Date (after giving effect to the consummation of the Transactions) and the Tranche B Closing Date that:

5.01 Existence, Qualification and Power; Compliance with Laws.  The Borrower and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents, (c) is duly qualified and is licensed and (to the extent the concept of “good standing” exists under such Laws) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such

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qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i),  (c) or (d) (or, with respect to any Subsidiary, in each case referred to in clause (a),  (b),  (c) or (d)), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and, in the case of performance by the Borrower of each Loan Document, will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or to which the Borrower or the properties of the Borrower or any of its Subsidiaries is subject or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law in any material respect, except, in the case of immediately preceding clauses (b) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.  The Borrower and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

5.04 Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.  From the date of the Audited Financial Statements through the Effective Date, the Closing Date and the Tranche B Closing Date, as the case may be, the Borrower and its consolidated Subsidiaries have not incurred any additional material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except for such indebtedness and liabilities reflected on Schedule 7.03, Inter-Company Indebtedness, other indebtedness and liabilities incurred in the ordinary course of business and, with respect to the Tranche B Closing Date, (x) indebtedness and liabilities under a

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Qualifying Term Loan Facility and (y) Indebtedness of the Target and any Guarantee thereof by the Borrower, each as permitted under Section 7.03, or in each case a refinancing thereof.

(b) The unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries dated April 2, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, and consolidating statements of income or operations for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Schedule 7.03 sets forth all Indebtedness owed by the Borrower to any Subsidiary as of the Effective Date (other than Indebtedness owed by the Borrower to Avnet Receivables Corporation in connection with the Existing Securitization Facility).

5.06 Litigation.  Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, is reasonably likely to be determined adversely and, if so determined, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.  Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance.  The Borrower and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their and the other Subsidiaries, respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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5.10 Insurance.  The Borrower and its Subsidiaries maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

5.11 Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except (in the case of Non-Material Subsidiaries) where the failure to file such returns or reports or to make such payments could not reasonably be expected to have a Material Adverse Effect.  To the knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.  Neither the Borrower nor any Material Subsidiary thereof is party to any tax sharing agreement.  No Non-Material Subsidiary is a party to any tax sharing agreement that could reasonably be expected to have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. Federal or state Laws.  Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto.  To the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification that could reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction under ERISA or violation of ERISA’s fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that is reasonably expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or

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higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests.   As of the Effective Date, the Borrower has no Subsidiaries with any material assets, material liabilities or ongoing operations other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens.  As of the Effective Date, the Borrower has no equity investments in any other corporation or entity other than (a) those specifically disclosed in Schedule 5.13 and (b) equity investments in any corporation or entity where the aggregate amount invested in such Person by the Borrower is less than $5,000,000.  All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) The proceeds of any Loan will not be used by the Borrower for purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure.  No report, financial statement, certificate or other information furnished (whether orally by a Responsible Officer or in writing) by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws.  Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either

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individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.  The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.  To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. On the Effective Date, the Borrower is, and, on the Closing Date and the Tranche B Closing Date, as the case may be, the Borrower and its Subsidiaries on a consolidated basis will be, Solvent, both before and after giving effect to the Loans and the disbursements of the proceeds thereof on such date and the consummation of the Transactions.

5.19 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.

5.20 OFAC.   Neither the Borrower, nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Borrower and its Subsidiaries, any employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority,  (iii) 10% or more owned by an individual or entity that is on a list described in immediately preceding clause (ii) or (iv) located, organized or resident in a Designated Jurisdiction.

5.21 Anti-Corruption Laws. (a) The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with the Patriot Act.

(b)  The Borrower and its Subsidiaries (x) have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and (y) have instituted and maintained reasonable and customary policies and procedures designed to promote and achieve compliance with such laws in all material respects.

5.22 EEA Financial Institutions. The Borrower is not an EEA Financial Institution.

5.23 Target Acquisition Documents.  The Administrative Agent and the Lenders shall have been furnished complete copies of each Target Acquisition Document to the extent executed and delivered on or prior to the Effective Date or the Closing Date, as applicable.  In the case of a Scheme, the Scheme Press Release contains all the material terms of the Scheme and the Scheme Circular reflects the Scheme Press Release in all material respects; and in the case of an Offer, the

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Offer Documents (taken as a whole) contain all material terms of the Offer and reflect the Offer Press Release in all material respects.

Article VI. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01,  6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such year are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each fiscal year of the Borrower, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement;

(b) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending October 1, 2016), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event on the date on which the financial statements referred to in Sections 6.01(a) and (b) for such period are required to be delivered to the Administrative Agent and the Lenders, a consolidating balance sheet of the Borrower and its Subsidiaries, based on each geographic region,  as at the end of such period and the related consolidating statements of income or operations, for such period, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the applicable consolidated financial statements of the Borrower and its Subsidiaries.

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As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the fiscal quarter ending October 1, 2016), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (other than registration statements on Form S-8 or any successor form thereto) which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any correspondence, notice, statement or report furnished to any holder of debt securities of the Borrower or any Subsidiary thereof with respect to any default or event of default under any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after the Borrower is aware of receipt by the Borrower or any Subsidiary thereof, copies of each notice received from the SEC concerning any investigation by such agency regarding material financial or other operational results of the Borrower or any Material Subsidiary; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such

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documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States Federal and state securities laws) with respect to the Borrower or their respective Affiliates, or the respective securities of any of the foregoing (“MNPI Information”), and who may be engaged in investment and other market related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any MNPI Information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.  Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable

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Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c) of the occurrence of any ERISA Event;
(d) of any material change in accounting policies or financial reporting practices by the Borrower and its Subsidiaries on a consolidated basis; and
(e) of any public announcement by (or written announcement received by the Borrower from) Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04 Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clauses (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.04;

(b) to the extent the concept of “good standing” exists under the Laws of the jurisdiction of its organization, preserve, renew and maintain in full force and effect its good standing under such Laws, except (i) in a transaction permitted by Section 7.04 or (ii) in the case of one or more immaterial Subsidiaries, to the extent that failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

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6.06 Maintenance of Properties.  (a) Maintain, preserve and protect all of its properties and equipment in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.  Maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws (including Environmental Laws and ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights.  Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower;  provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Anti-Corruption and Anti-Terrorism Laws.  Conduct its businesses in compliance in all material respects with the Patriot Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.12 Scheme and Offer Affirmative Covenants.  (a) Ensure that, in the case of an Offer, the terms of the Offer as set out in the Offer Press Release are consistent in all material respects with the press release provided to the Administrative Agent pursuant to terms of Section 4.01(c) or, in the case of a Scheme, that the terms of the Scheme as set out in the Scheme Press Release are consistent in all material respects with the press release provided to the Administrative Agent pursuant to terms of Section 4.01(c), subject in either such case to any variations which are not

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materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given).

(a) Procure that (x) any Scheme Circular or Offer Document is issued and dispatched in accordance with the timetable set out in the relevant Press Release and in any event within 28 days (or such longer period permitted by the Panel) and (y) except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) or otherwise required by the Panel, any Scheme Circular or Offer Document reflects the latest Press Release in all material respects except for any variation that if done by amendment to the Scheme Circular or Offer Document would not contravene Section 7.16(b).

(b) Comply in all material respects with the City Code, subject to any waivers granted by the Panel, and all other applicable laws and regulations in relation to any Offer or Scheme where failure to do so would be materially adverse to the interests of the Lenders or where the prior written consent of the Administrative Agent is given.

(c) Keep the Administrative Agent informed as to the status and progress with the Scheme or Offer and promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Target Acquisition (including, in the case of an Offer, the current level of acceptances and, in the case of a Scheme, the details of the current level of proxies received) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.

(d) Deliver to the Administrative Agent copies of each Press Release, each Offer Document, any Receiving Agent’s Letter, any written agreement between the Borrower and the Target with respect to the Scheme, any other Scheme Documents, all other material announcements and documents published or delivered by the Borrower pursuant to the Offer or Scheme (other than the cash confirmation) and all material legally binding agreements entered into by the Borrower in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law, regulation or confidentiality restrictions from doing so.

(e) In the event that an Offer is to be switched to a Scheme or a Scheme is to be switched to an Offer in accordance with Section 7.15, (i) promptly inform the Administrative Agent thereof in writing (the “Switch Notice”); (ii) within 5 Business Days of the Switch Notice procure that the relevant Press Release is issued, and deliver a copy to the Administrative Agent and (iii) except as consented to by the Administrative Agent in writing or otherwise required by the Panel, ensure that the terms and condition of the Offer or Scheme, as applicable, contained in the Offer Press Release and any Offer Document or the Scheme Press Release and any Scheme Document, as applicable, are consistent in all material respects with those contained in the Scheme Press Release and any Scheme Document or the Offer Press Release and any Offer Document, as the case may be (to the extent applicable thereto) and, in the case of an Offer, include the Minimum Acceptance Level.

(f) In the case of an Offer, (x) procure that such Offer is a “takeover offer” as defined in Section 974 of the Companies Act and that such Offer applies to all of the Target Shares, unless otherwise consented to by the Administrative Agent and (y) promptly upon becoming entitled to give any notice under Section 979(2) or Section 979(4) of the Companies Act, ensure that all such

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notices that may be given under section 979 of the Companies Act at that time are issued and implemented and that the relevant provisions of the Companies Act are complied with.

(g) Within 30 days after the Target Acquisition Closing Date procure that the Target takes such action as is necessary to ensure that the Target (and any other relevant members of the Target and its Subsidiaries) is re‑registered as a private limited company in accordance with the Companies Act.

(i) In relation to a Scheme, on the Target Acquisition Closing Date procure that the Target will apply to the Financial Conduct Authority for the cancellation of the listing of the Target Shares on the Official List of the Financial Conduct Authority and to the London Stock Exchange for the cancellation of trading of Target Shares on its main market for listed securities in each case to take effect no later than 5 Business Days after the Target Acquisition Closing Date and, in relation to an Offer, as soon as reasonably practicable after the Target Acquisition Closing Date and in any event within 5 Business Days thereof, procure that the Target notifies the Stock Exchange of the preferred date of the cancellation of the listing of the Target Shares on its main market for listed securities, such date being not later than 21 Business Days following such notification.

(h) Without prejudice to any other provision of this Agreement, not waive, vary or release any term or condition of the Offer Documents or the Scheme Documents (as applicable) without the consent of the Administrative Agent unless (A) such waiver, variation or release would not be reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents or (B) the Borrower is required to so waive, vary or release by the Panel.

6.13 Effective Date Fees and Expenses.

(a) The Borrower shall pay within two Business Days from the Effective Date any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates required to be paid on or before the Effective Date.

(b) The Borrower shall pay within two Business Days from the Effective Date all reasonable and documented fees, expenses and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent, to the extent invoiced prior to or on the Effective Date (provided that the Borrower shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04).

Article VII. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

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(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;
(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(d);  provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien attached concurrently with, or within 270 days after, the acquisition of the property encumbered thereby;

(j) Liens on accounts receivable subject to Permitted Securitization Facilities which Liens secure (or encumber such accounts receivable to provide credit support for) such facilities;

(k) Liens on inventory acquired in the ordinary course of business to secure the purchase price of such inventory or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such inventory, provided that the Indebtedness secured thereby does not exceed the cost of such inventory;

(l) any Lien arising out of the refinancing, extension, renewal or refunding of any secured Indebtedness, provided that (i) prior to such refinancing, extension, renewal or refunding, the collateral for such secured Indebtedness (the “original Indebtedness”) is permitted by this Section 7.01, (ii) after giving effect to such refinancing, extension, renewal or refunding, the

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property covered by such Lien is not changed from the property securing the original Indebtedness, (iii) the amount secured or benefited by such Lien is not increased above the amount secured by such property under the original Indebtedness, and (iv) any such refinancing, extension, renewal or refunding of Indebtedness is permitted by Section 7.03;

(m) Liens on cash collateral or government securities to secure Swap Contracts, provided that the aggregate fair market value of such cash collateral and government securities does not exceed $25,000,000 at any time;

(n) Liens on assets of Foreign Subsidiaries to secure Indebtedness of such Foreign Subsidiaries, provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed $50,000,000 at any time; and

(o) Liens not otherwise permitted under clauses (a)-(n) of this Section 7.01, provided that the aggregate fair market value of all assets subject to such Liens does not exceed 10.0% of Consolidated Tangible Net Worth at any time.

7.02 [Reserved].

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents and under the Existing Credit Agreement and the Existing Target Notes;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03 and any renewal or replacement thereof, so long as such renewal or replacement does not increase the amount of such Indebtedness;

(c) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in the proviso to Section 7.01(i);

(e) Indebtedness of Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;
(f) any Guarantee by the Borrower of Indebtedness of any Subsidiary permitted by this Section 7.03;
(g) Indebtedness under Permitted Securitization Facilities;

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(h) Indebtedness of a Person, or in respect of assets, acquired pursuant to a Permitted Acquisition and existing at the time of such Acquisition; provided that (I) such Indebtedness (x) shall not have been incurred in contemplation of such Acquisition, (y) may not be extended, renewed or refunded except as otherwise permitted by this Agreement, and (z) in the case of Indebtedness secured by a Lien on the assets acquired pursuant to a Permitted Acquisition (or on the assets of a Person that becomes a Subsidiary as a result of a Permitted Acquisition), such Indebtedness, together with any other secured Indebtedness permitted by this clause (h), shall not exceed $50,000,000 in the aggregate outstanding at any time and (II) neither the Borrower nor any Subsidiary (other than a Person acquired as part of such Permitted Acquisition) is directly or indirectly liable for such Indebtedness, whether through any Guarantee or otherwise, other than liability with respect to which recourse is limited to the assets so acquired;

(i) unsecured Indebtedness of the Borrower;
(j) Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary (“Inter-Company Indebtedness”);
(k) Indebtedness of the Borrower or any Subsidiary in respect of a Qualifying Term Loan Facility in an aggregate principal amount not to exceed $700,000,000.

7.04 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries;
(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary;

(c) any Subsidiary (other than a Material Subsidiary) may merge, dissolve, liquidate, consolidate with or into another Person subject to compliance with Section 7.11, if applicable, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (upon voluntary liquidation or otherwise) (whether now owned or hereafter acquired) to or in favor of any Person; and

(d) (i) the Borrower may merge with any other Person (including a Material Subsidiary) so long as the Borrower is the surviving entity and such merger complies with Section 7.11, if applicable; and (ii) a Material Subsidiary may merge with any other Person (other than the Borrower) so long as the Material Subsidiary is the surviving entity and such merger complies with Section 7.11, if applicable.

7.05 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

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(a) each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 (as determined both before and after giving effect to such payment, purchase redemption or acquisition);

(e) in addition to the Restricted Payments permitted by clause (d) of this Section 7.05, the Borrower may (when Consolidated Leverage Ratio is greater than 3.50 to 1.00) declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that, the aggregate of such dividends plus the aggregate consideration paid for all such purchases, redemptions and acquisitions after the Effective Date at times when the Consolidated Leverage Ratio is greater than 3.50 to 1.00 (other than in respect of shares purchased for the purpose of satisfying the Borrower’s obligations under employee or director stock purchase, stock grant and stock option plans) shall not exceed $25,000,000;

(f) the Borrower and each Subsidiary may make Restricted Payments to consummate the Transactions.

7.06 Change in Nature of Business.  (a) Engage in any material line of business substantially different from a Permitted Business.  For the avoidance of doubt, the Target shall be deemed a Permitted Business.

(b)During the Certain Funds Period and until the Target Acquisition Closing Date, the Borrower shall not engage in any business or activity other than (i) any business or activity materially consistent with the Borrower’s past practice, (ii) the execution and delivery of the Loan Documents and the performance of its obligations thereunder, (iii) the performance of its obligations under the Target Acquisition Documents, (iv) taking all actions, including executing and delivering any related agreements, for the purpose of consummating any Debt Issuance that will reduce the Commitments and/or refinance the Loans outstanding under this Agreement or the Existing Credit Agreement, (v) activities incidental to the consummation of the Transactions (including for the avoidance of doubt, any intercompany loans) and (vi) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to and including clause (v) of this Section 7.06(b).

7.07 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be

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obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, or (b) transactions among the Borrower and its Subsidiaries so long as such transactions do not, either individually or in the aggregate, have a Material Adverse Effect.

7.08 Limitation on Restrictions Affecting the Borrower or any Subsidiary.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Existing Credit Agreement or any Qualifying Term Loan Facility) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower, or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.08 shall not prohibit:

(i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(ii) restrictions imposed by other permitted Indebtedness ranking pari passu with the Obligations, provided that such restrictions are no more restrictive than those imposed by this Agreement;
(iii) restrictions imposed by applicable Law;
(iv) restrictions imposed by Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(v) restrictions imposed by Indebtedness relating to any property acquired by the Borrower or any Subsidiary (or restrictions imposed by Indebtedness of a third party which third party is acquired by the Borrower or any Subsidiary) in an acquisition permitted by this Agreement, provided in each case that such restrictions existed at the time of such acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person other than the Person so acquired, or to any property other than the property so acquired;

(vi) restrictions with respect solely to any Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

(vii) in connection with and pursuant to any refinancing of Indebtedness, replacements of restrictions imposed pursuant to clauses (ii),  (iv),  (v) or (vii) of this Section, provided that (A) such refinancing is permitted by Section 7.03, and (B) the replacement restrictions are not more restrictive than those being replaced and do not apply to any Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced;

(viii) restrictions on any Special Purpose Finance Subsidiary and assets of such Special Purpose Finance Subsidiary, which restrictions are contained in the applicable Permitted Securitization Facility for which such Subsidiary was created;

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(ix) in connection with any permitted lease of property entered into in the ordinary course of business, customary provisions restricting the subletting or assignment of, or Liens on, the property subject to such lease, consistent with industry practice; and

(x) in connection with any Lien permitted by Section 7.01, customary restrictions on the transfer or disposition of, or imposition of further Liens on, the asset subject to such Lien.

7.09 Use of Proceeds.   (a) Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates or would be inconsistent with, Regulation T, U or X of the FRB,  (b) use the proceeds of the Tranche A Loans for any purpose other than financing the Transactions and the Transaction Costs or (c) use the proceeds of the Tranche B Loans for any purpose other than to consummate the Target Debt Refinancing.

7.10 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any period of four fiscal quarters of the Borrower to be less than 3.00 to 1.00.
(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 4.00 to 1.00.

7.11 Acquisitions.  Consummate any Acquisition (other than the Target Acquisition), unless (i) no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such Acquisition, and (ii) both immediately before and immediately after such Acquisition (after giving pro forma effect to the consummation of such Acquisition as if the Acquisition occurred on the first day of the four fiscal quarters most recently ended, and giving pro forma effect to the incurrence, repayment, prepayment, redemption or defeasance of any Indebtedness in connection therewith), the Borrower is in compliance with each of the covenants set forth in Section 7.10.

7.12 Sanctions.  Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise knowingly make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.13 Anti-Corruption and Anti-Terrorism Laws.  Directly or indirectly use the proceeds of any Loan for any purpose which would breach the Patriot Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

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7.14 Maintenance of Government Approvals.  Fail to maintain any authorizations, consents, approvals, licenses from, exemptions of, or filings and registrations with, each Governmental Authority required in connection the Loan Documents, except to the extent that such failure to maintain such authorizations, consents, approvals, licenses from, exemptions of, or filings and registrations could not reasonably be expected to have a Material Adverse Effect.

7.15 Permitted Transactions. Notwithstanding anything else contained in the Loan Documents, the Borrower and its Subsidiaries shall be permitted to:

(a) if the Target Acquisition is initially implemented by way of an Offer, withdraw or lapse such Offer and instead proceed with the Target Acquisition by way of a Scheme and, thereafter, switch to a further Offer or further Scheme (which the Borrower may do on multiple occasions without restriction) subject to compliance by the Borrower with Section 6.12(f);

(b) implement the Squeeze-Out Procedures; and
(c) re-register the Target as a private limited company and take any step or enter into any transaction arising as a result or part of the re-registration of the Target as a private limited company.
7.16 Scheme and Offer Negative Covenants. The Borrower covenants and agrees with the Administrative Agent and the Lenders that it will not:

(a)      except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) and subject to the Panel’s consent where required by the City Code or other Applicable Law, increase or decrease, or announce an increase or a decrease in, the price per share at which the Offer or Scheme (as the case may be) is proposed as set out in the Press Release (and not knowingly permit any Person acting in concert (as defined by the Panel and the City Code) to take an action requiring an increase or a decrease in such price, including, without limitation, not knowingly permitting any Person to purchase any Target Shares in excess of the purchase price set forth in the Offer before the Target Acquisition Closing Date), or otherwise increase or decrease the Target Acquisition consideration, but excluding any increase or decrease in an aggregate amount not to exceed 10% of the Target Acquisition consideration;

(b) amend, vary, waive or otherwise modify the terms and conditions of the Offer or Scheme set out in the relevant Press Release or Offer Document or Scheme Document (save as contemplated by clause (a) above or clause (e) below), or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to the Borrower of conditions imposed by any regulatory body, if such amendment, variation, waiver, modification or treating as satisfied is material and is reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents, in each case except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), or except to the extent required by the Panel, the court or any other applicable law, regulation or regulatory body (and, in the case of any such requirement, the Borrower will consult with the Administrative Agent regarding making such representations to the Panel or court if circumstances permit);

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(c) make any public announcement or public statement (other than in the relevant Press Release, Scheme Documents or Offer Documents) concerning this Agreement or the parties to this Agreement (other than the Borrower) in connection with the financing of the Target Acquisition without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) or unless required to do so by the City Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority to the extent such public announcement or public statement is material and is reasonably likely to be prejudicial to the interests of the Lenders under the Loan Documents;

(d) become obliged, or take any action to knowingly permit any Person acting in concert (as defined by the Panel and the City Code) with it or its Affiliates to become obliged, to make an offer to the shareholders of the Target under Rule 9 of the City Code; and

(e) in the case of an Offer, (1) without the prior agreement of the Required Lenders, declare the Offer unconditional as to acceptances until the Minimum Acceptance Level is achieved or (2) without the prior agreement of the Required Lenders, unless required to do so by the Panel, a court of competent jurisdiction or by other applicable law, extend the Offer Unconditional Date beyond the date falling 81 days after posting of the Offer Document.

Article VIII. EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment.   The Borrower fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.   The Borrower fails to perform or observe any term, covenant or agreement contained in Section 2 of the Fee Letter or any of Section 6.03, 6.05(a) (to the extent it relates to preservation of legal existence of the Borrower), 6.10 or 6.12 or Article VII, and with respect to Section 7.01 or 7.03, such failure continues for a period of 20 days; or

(c) Other Defaults.   The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Borrower has knowledge thereof; or

(d) Representations and Warranties.  Any representation or warranty of the Borrower, or any written certification or other material written statement of fact made or deemed made by the Borrower or by a Responsible Officer on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except to the extent such representation, warranty, written certification or other written statement of fact already contains a materiality qualifier in which case an Event of Default shall exist if such representation, warranty,

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written certification or other written statement of fact shall be incorrect or misleading in any respect when made or deemed made; or

(e) Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment of principal when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition (including any obligation to make any payment of interest, fees or other amounts) relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $50,000,000; or

(f) Insolvency Proceedings, Etc.  The Borrower or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days as to the Borrower or 90 calendar days as to any Material Subsidiary; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days as to the Borrower or 90 calendar days as to any Material Subsidiary, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment.  (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

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(h) Judgments.  There is entered against the Borrower or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) such judgments or orders have remained unsatisfied for a period of 30 days or more, (B) enforcement proceedings are commenced by any creditor upon such judgments or orders, or (C) there is a period of 30 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or satisfaction in full of all the Obligations or (y) on or prior to the Closing Date, except as set out in any qualification in any legal opinion delivered pursuant to Section 4.01, ceases to be in full force and effect; or the Borrower or any Subsidiary of the Borrower contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

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8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Section 2.12 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

8.04 Clean-Up Period.

(a) Subject to clause (b) below, notwithstanding any other provision of any Loan Document, a matter or circumstance relating exclusively to the Target or any of its Subsidiaries in connection with the Target Acquisition which would otherwise constitute a Default or Event of Default will not constitute a Default or Event of Default (other than with respect to Sections 8.01(a) or 8.01(b) (solely with respect to Section 7.10)) during the ninety day period immediately following the Target Acquisition Closing Date (the “Clean-Up Period”); provided that: (i) it is capable of remedy and appropriate steps are being taken to remedy it, (ii) the circumstances giving rise to it have not been procured by or approved by the Borrower or any of its Subsidiaries, (iii) it would not reasonably be expected to have a Material Adverse Effect and (iv) no Event of Default of the type described in Sections 8.01(f) or (g) has occurred and is continuing in respect of the Target.

(b) If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representations or warranties, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lenders).

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Article IX. ADMINISTRATIVE AGENT

9.01 Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of a property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information

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relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default, as the case may be, is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

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9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above;  provided that in no event shall any such successor Administrative Agent be a Defaulting Lender.   Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor which shall be a bank with an office in the United States, or any Affiliate of any such bank which bank has an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such

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retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.  Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to, and shall, at the direction of the Required Lenders:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent

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and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Article X. MISCELLANEOUS

10.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate or amount of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g) change in any way the allocation of any reduction in Commitments and/or prepayments of Loans between (i) the Tranche A-1 Commitments, the Tranche A-2 Commitments and Tranche B Commitments or (ii) the Tranche A-1 Loans, the Tranche A-2 Loans and Tranche B Loans, as applicable, in each case, without consent of the Lenders holding more than 50% of (i) the

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Tranche A-1 Commitments or Tranche A-1 Loans, as applicable, (ii) the Tranche A-2 Commitments or Tranche A-2 Loans, as applicable, and (iii) the Tranche B Commitments or Tranche B Loans, as applicable, and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii)  the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, in the event that the terms of this Agreement are required to be modified as specified in the applicable provisions of the Fee Letter, then this Agreement may be amended (to the extent not adverse to the interests of the Lenders) by the Administrative Agent and the Borrower without the need to obtain the consent of any Lender; provided however, that if the Borrower shall fail to execute any amendment that the Arranger reasonably determines is necessary to effect the changes contemplated by the Fee Letter within five Business Days from the date of delivery to the Borrower of a draft thereof, then the Administrative Agent is and shall be authorized to execute such amendment on behalf of the Borrower and such amendment shall become effective without further action by any Person.  In furtherance of the foregoing, each of the Borrower and the Administrative Agent agree that it will enter into any amendment to this Agreement requested by the Arranger in compliance with the terms of the Fee Letter.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone and, except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its

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Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such

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Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders.   The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the

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Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided,  however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b),  (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  The Borrower shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided that such counsel’s reasonable fees, charges and disbursements shall be limited to (i) one law firm acting as transaction counsel for the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) one law firm acting as special and local counsel in each applicable jurisdiction in which the Administrative Agent reasonably determines such local counsel to be necessary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall jointly and severally indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the

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Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or any use made (or proposed to be made) of proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or any use made (or proposed to be made) of proceeds therefrom.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful

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misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.
(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival.  The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a

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portion of its Commitment and the Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts:

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender (or after the Closing Date, an Affiliate of a Lender or an Approved Fund) no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than £5,000,000 (or $5,000,000, as applicable) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided,  however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent, after the Target Acquisition Closing Date, not to be unreasonably withheld or delayed) shall be required unless (1) during the Certain Funds Period, a Certain Funds Default has occurred and is continuing, and at any time thereafter, an Event of Default has occurred and is continuing, in each case at the time of such assignment, (2) such assignment is to a Lender (or after the Target Acquisition Closing Date, an Affiliate of a Lender or an Approved Fund) or (3) such assignment occurs after the date on which the primary syndication has been completed but before the Target Acquisition Closing Date, and such assignment is to a commercial or investment bank, in each case, whose senior, unsecured, long term Indebtedness has an “investment grade” rating by S&P and Moody’s,  provided that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

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(B) the consent of the Administrative Agent (such consent, after the Target Acquisition Closing Date, not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender (or after the Target Acquisition Closing Date, an Affiliate of such Lender or an Approved Fund with respect to such Lender).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and

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circumstances occurring prior to the effective date of such assignment, provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register.   The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater

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payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Participant Register.   Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations upon Participant Rights.   A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(g) Certain Pledges.  Any Lender may at any time, without notice to or consent of any Person, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality.    Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent

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requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(a) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section or (y) is or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about the terms and conditions of this Agreement (excluding, in all cases, information about the present or prospective businesses of the Borrower, the Target and any of their Subsidiaries, including, without limitation, any financial projections related to the Borrower, the Target or any of their subsidiaries) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other

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obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness.  This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or

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thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (as defined below), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

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(e) with respect to the replacement of a Non-Consenting Lender, such assignment is requested within ninety (90) days of such Lender’s failure to approve the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

For purposes of this Section 10.13, a “Non-Consenting Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Borrower pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION.   THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED

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BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a).  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NO ELECTRONIC COMMUNICATION SHALL CONSTITUTE SERVICE OF PROCESS HEREUNDER.

10.15 WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility.   In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges each of their respective Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger, solely in their capacities as such, is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor the Arranger, solely in their capacities as such, has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged

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breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.  Nothing contained herein shall relieve any Person of its written contractual obligations under the Loan Documents.

10.17 USA PATRIOT Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.  The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18 Judgment Currency.   If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19 Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as

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provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act;  provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties related thereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i) a reduction in full or in part or cancellation of any such liability, if applicable;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page is intentionally left blank; signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:	AVNET, INC.
a New York corporation
By:_____________________________________
Name:
Title:

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LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Lender
By:
Name:
Title: